Exhibit 10.8

PURCHASE AND SALE AGREEMENT
AMONG
MID-CON ENERGY PROPERTIES, LLC
(“BUYER”)
AND
WALTER EXPLORATION COMPANY, JWMW LTD., and WILDCAT PROPERTIES L.P.,
(“SELLERS”)
EXECUTED AS OF
JULY 28, 2016

TABLE OF CONTENTS

1.	DEFINITIONS 7

2.	PURCHASE AND SALE 13

2.1	Assets 13

2.2	Retained Assets 15

2.3	Third Party Owners 16

2.4	Participation of Third Party Owners 17

3.	PURCHASE PRICE AND ALLOCATION 18

3.1	Base Purchase Price 18

3.2	Performance Deposit and Payment 18

3.3	Adjustments to the Base Purchase Price 19

3.4	Allocation of Base Purchase Price 21

4.	ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS 21

4.1	Access 22

4.2	Confidentiality Obligations 22

4.3	Disclaimer 23

4.4	Governmental Reviews 24

5.	SELLERS’ REPRESENTATIONS 25

5.1	Existence 25

5.2	Authority 25

5.3	Compliance 25

5.4	Payment of Royalties 25

5.5	Taxes 25

5.6	Material Contracts 25

5.7	Permits 26

5.8	Litigation and Claims 26

5.9	Sale Contracts 26

5.10	Notices 26

5.11	Take-or-Pay 26

5.12	Timely Payment 26

5.13	Imbalances 26

5.14	Outstanding Obligations 26

5.15	Brokers 27

5.16	Bankruptcy 27

5.17	Consents 27

5.18	Preferential Purchase Rights 27

5.19	Mortgages and Other Instruments 27

6.	BUYER’S REPRESENTATIONS 27

6.1	Information 27

6.2	Knowledge and Experience 28

6.3	No Warranty 28

6.4	Existence 29

6.5	Authority 29

6.6	Liability for Broker’s Fees 29

6.7	Bankruptcy 29

6.8	Qualification to Assume Operatorship 29

6.9	Consents 30

6.10	Litigation 30

7.	TITLE 30

7.1	Title Defects 30

7.2	Additional Interests 32

7.3	Notices 32

7.4	Adjustments to Base Purchase Price 32

7.5	Deductible for Title, Environmental, or Casualty Defects 34

7.6	Termination Threshold for Defects 35

8.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY 35

8.1	Acceptance of Environmental Condition 35

8.2	Remedy for Environmental Defects 36

8.3	Acceptance of Environmental Condition 37

8.4	NORM 38

8.5	Environmental Indemnities 38

9.	THIRD-PARTY CONSENTS AND PREFERENTIAL PURCHASE RIGHTS 39

9.1	Third Party Notices 39

9.2	Third-Party Exercise 39

9.3	Third-Party Failure to Purchase 39

9.4	Consents 40

10.	CONDITIONS TO CLOSING; Settlement Statement; CLOSING 40

10.1	Sellers’ Conditions to Closing 40

10.2	Buyer’s Conditions to Closing 41

10.3	Closing Settlement Statement 42

10.4	Closing Date and Place 42

10.5	Closing Activities 42

11.	POST-CLOSING OBLIGATIONS 44

11.1	Recordation and Filing of Documents 44

11.2	Records 44

11.3	Final Settlement Statement 44

11.4	Cooperation with Sellers’ Retained Assets 45

11.5	Suspense Accounts 45

11.6	Further Assurances 46

12.	TAXES 46

12.1	Property Taxes 46

12.2	Production Taxes 46

12.3	Other Taxes 47

13.	OWNERSHIP OF ASSETS 47

13.1	Distribution of Production 47

13.2	Proration of Income and Expenses 47

13.3	Notice to Remitters of Proceeds 48

13.4	Notice to Third Party Users of Key Facilities 48

13.5	Production Imbalances 48

13.6	Pipeline and Other Non-Wellhead Imbalances 48

14.	INTERIM OPERATIONS 49

14.1	Standard of Care 49

14.2	Liability of Operator 49

14.3	Removal of Signs 49

14.4	Third-Party Notifications 50

14.5	Seller Credit Obligations 50

14.6	Notification of Breaches 50

15.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION 50

15.1	Buyer’s Assumption of Obligations 50

15.2	Definitions 51

15.3	Buyer’s General Indemnity 52

15.4	Sellers’ General Indemnity 52

15.5	Limitation on Indemnification 54

15.6	Further Limitation on Indemnification 54

15.7	Indemnification Procedures 54

15.8	Exclusive Remedy. 55

16.	CASUALTY LOSS 56

17.	NOTICES 56

18.	TERMINATION 57

18.1	Termination 57

18.2	Liabilities Upon Termination; Deposit Amount 58

19.	JOINDER OF ZEBRA INVESTMENTS, INC. Zebra Investments, Inc. (herein “Zebra”), a Texas corporation, joins in this Agreement for the following limited purposes: 58

19.1	Pace 1-68 Well 58

19.2	Sisters Lease 59

19.3	Undeveloped Leases covering Tract 1 through Tract 5 59

19.4	Mineral Interest in leased premises of Joe Young Lease 59

19.5	Representations 60

19.6	Form of Conveyance 60

19.7	Breach of Covenant. 60

20.	MISCELLANEOUS 60

20.1	Entire Agreement 60

20.2	Survival 60

20.3	Arbitration 60

20.4	Memorandum of Understanding 61

20.5	Choice of Law 61

20.6	Assignment 61

20.7	No Admissions 61

20.8	Waivers and Amendments 62

20.9	Counterparts 62

20.10	Third-Party Beneficiaries 62

20.11	Specific Performance 62

20.12	Public Communications 62

20.13	Headings 63

20.14	Expenses 63

20.15	No Recourse 63

List of Exhibits:

Exhibit “A-1” - Schedule of Producing Leases
Exhibit “A-2” - Schedule of Undeveloped Leases
Exhibit “B” - Schedule of Wells
Exhibit “C-1” - Allocation Values for Wells
Exhibit “C-2” - Allocation Values for Undeveloped Leases
Exhibit “D” - Conveyance
Exhibit “E” - Certificate of Non-Foreign Status
Exhibit “F-1” - Third Party Owner Election to Participate
Exhibit “F-2” - Third Party Owner Election Not to Participate
Exhibit “G” - Interests of Sellers and Third Party Participants

List of Schedules:
Schedule 2.1(d) - Key Facilities
Schedule 2.1(f)A - Easements and Surface Agreements
Schedule 2.1(f)B - Key Facilities Related Easements and Surface Agreements
Schedule 2.2(g) - Retained Equipment and Personal Property
Schedule 5.3 - Compliance
Schedule 5.6 - Material Contracts
Schedule 5.7 - Permits
Schedule 5.8 - Litigation
Schedule 5.10 - Notices
Schedule 5.14 - Outstanding Obligations/AFEs
Schedule 5.17 - Third Party Consents
Schedule 5.18 - Preferential Purchase Rights
Schedule 11.5 - Suspense Accounts
Schedule 13.5 - Production Imbalances

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Agreement”) is made and entered into as of July 28, 2016 (“Execution Date”) by and between MID-CON ENERGY PROPERTIES, LLC, a Delaware Limited Liability Company, whose address is 2431 E. 61st Street, Suite 850, Tulsa, Oklahoma 74136 (“Buyer”), and WALTER EXPLORATION COMPANY, JWMW LTD., and WILDCAT PROPERTIES L.P., whose address is 6116 N. Central Expressway, Suite 313, Dallas, Texas 75206 (collectively “Sellers”). Buyer and Sellers may sometimes be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.
WHEREAS, Buyer desires to purchase the Assets (as defined below) from Sellers, and Sellers desire to sell the Assets to Buyer on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE 1

.

.	DEFINITIONS
“Additional Interest” has the meaning set forth in Section 7.2.
“Agreement” has the meaning set forth in the Preamble.
“Allocated Values” has the meaning set forth in Section 3.4.
“Asset” or “Assets” has the meaning set forth in Article 2.
“Asset Group” has the meaning set forth in Section 7.4.
“Assumed Imbalance” or “Assumed Imbalances” has the meaning set forth in Section 13.5.
“Assumed Obligations” has the meaning set forth in Section 15.1.1.
“Base Purchase Price” has the meaning set forth in Section 3.1.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Tulsa, Oklahoma.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Group” has the meaning set forth in Section 15.2.
“Casualty Defect” has the meaning set forth in Article 16.
“Claim Notice” has the meaning set forth in Section 15.7.2.
“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character including reasonable fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all reasonable expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.
“Cleanup” has the meaning set forth in Section 8.1(d).
“Closing” has the meaning set forth in Section 10.4.
“Closing Date” has the meaning set forth in Section 10.4.
“Closing Settlement Statement” has the meaning set forth in Section 10.3.
“Consents” has the meaning set forth in Section 9.1.
“Contracts” means all contract rights directly relating to the Assets, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state, tribal and federal regulatory authorities establishing units, unit operating agreements, farm-in and/or farmout agreements, pooling or unitization or communitization agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, balancing agreements, options, drilling agreements, exploration agreements, area of mutual interest agreements, oil and/or gas production sales or marketing agreements, and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Assets; provided, however, the term “Contract” shall not include any master service contract or any other contract or agreement which precludes assignment for which Sellers, using their reasonable efforts, cannot secure a waiver or consent to assignment prior to Closing by the other party(s) to such contract or agreement.
“Conveyances” means the one or more conveyances, assignments, deeds, and bills of sale, in form and substance mutually agreed to by Buyer and Sellers, conveying the Sale Interests to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5.2.
“Current Tax Period” has the meaning set forth in Section 12.1.
“Deductible Amount” has the meaning set forth in Section 7.5.
“Deposit” has the meaning set forth in Section 3.2.
“Due Diligence Period” has the meaning set forth in Section 7.1.
“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Equipment, any gathering system(s) (whether used for the gathering of Hydrocarbons or non-Hydrocarbon substances produced in association therewith, including produced water and saltwater) or Surface Agreements, including, without limitation, the rights to permits and licenses of any nature owned, held or operated in connection with said operations.
“Effective Time” means 7:00 a.m. local time where the Assets are located on June 1, 2016.

“Election Agreements” has the meaning set forth in Section 2.4(a).
“Environmental Adjustment” has the meaning set forth in Section 8.2(a).
“Environmental Defect” has the meaning set forth in Section 8.1.
“Environmental Laws” means any and all present and future laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations issued, or promulgated by any Governmental Authority now or hereafter in effect, and in each as amended or supplemented from time to time, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or industrial, toxic or hazardous substances (collectively, “Pollutants”) on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean Water Act (CWA), the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act (ESA), the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Occupational, Safety and Health Act (OSHA), the Emergency Planning and Community Right-To-Know Act (EPCRA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations whose purpose is to regulate Pollutants or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted.
“Environmental Notice” has the meaning set forth in Section 8.1.
“Equipment” has the meaning set forth in Section 2.1(c).
“Excluded Third Party Owner Interests” has the meaning set forth in Section 2.4(c).
“Excluded Records” has the meaning set forth in Section 2.1(h).
“Excluded Assets” shall have the meaning set forth in Section 9.4.
“Exclusion Adjustment” shall have the meaning set forth in Section 9.4.
“Execution Date” has the meaning set forth in the Preamble.
“Final Settlement Statement” has the meaning set forth in Section 11.3.
“Final Suspense Account Statement” has the meaning set forth in Section 11.5.
“Governmental Authority” or “Governmental Authorities” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, tribal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.
“Hydrocarbons” has the meaning set forth in Section 2.1(e).
“Interests” has the meaning set forth in Section 2.1.
“Indemnified Party” has the meaning set forth in Section 15.7.1.
“Indemnifying Party” has the meaning set forth in Section 15.7.1.
“Key Facility” or “Key Facilities” has the meaning set forth in Section 2.1(d).
“Leases” has the meaning set forth in Section 2.1(a).

“Loss” has the meaning set forth in Section 8.1(e).
“Material Contracts” means (a) all area of mutual interests agreements (other than customary area of mutual interest provisions in operating agreements), partnership (other than tax partnerships), joint venture and/or exploration or development program agreements relating to Wells and Leases or otherwise included in the Assets, (b) all of the oil and/or gas production sales, marketing and processing agreements relating to the Wells and Leases, other than such agreements which are terminable by Sellers without penalty on 90 or fewer days’ notice, and (c) certain agreements with third parties related to the Key Facilities.
“Non-Participating Third Party Owners” has the meaning set forth in Section 2.4(c).
“NORM” means naturally occurring radioactive material.
“Notice Period” has the meaning set forth in Section 15.7.3.
“Open Defect” has the meaning set forth in Section 7.4(c).
“Out-of-Pocket Costs” has the meaning set forth in Section 7.1(d).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Party Affiliate” has the meaning set forth in Section 20.15.
“Participating Third Party Owners” has the meaning set forth in Section 2.4(c).
“Permits” has the meaning set forth in Section 2.1(g).
“Permitted Encumbrances” means (i) any third party consents to assignment and similar agreements with respect to which waivers or consents are obtained prior to Closing or which are typically obtained after Closing (including any applicable approval(s) from Governmental Authorities); (ii) easements, rights of way, servitudes, licenses and permits on, over, across or in respect of any of the Assets which do not materially interfere with the use, operation or development of the Assets; (iii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority; (iv) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable or payment is being withheld as provided by law or are being contested in good faith in the ordinary course of business by appropriate action; (v) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that do not operate to reduce the net revenue interest below that set forth on the applicable Exhibit(s) hereto for such Interest or increase the working interest above that set forth on the applicable Exhibit(s) hereto without a proportionate increase in the corresponding net revenue interest; (vi) defects and irregularities arising out of the lack of a survey; (vii) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf; (viii) defects arising out of a lack of evidence of corporate authorization; (ix) defects in the chain of title consisting of failure to recite marital status or the omission of succession of heirship or estate proceedings; (x) defects or irregularities arising out of improper or incomplete acknowledgement, witness, or attestation; (xi) defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Sellers’ title (or, after the Closing, Buyer’s title); (xii) any of the matters disclosed on any Exhibit or any Schedule to this Agreement; (xiii) defects based on lack of information in Seller’s files; (xiv) defects or irregularities arising out of prior oil and gas leases which by their terms and on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record; (xv) defects or irregularities arising out of liens, mortgages or deeds of trust which, by their terms and on their face, expired and terminated more than ten (10) years prior to the Effective Time but which remain unreleased of record; (xvi) defects and irregularities cured by possession under applicable statutes of limitation or statutes relating to prescription; (xvii) all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance; (xviii) Preferential Purchase Rights which are subject to Article 9; (xix) nonexistent contracts, outside of the operator’s rights under the terms of any applicable operating agreement(s), for the purchase of production from third-party shippers or the gathering, transportation, treatment, injection or disposal of such third-party shippers proportionate share of production on any gathering system(s) (including the Key Facilities); (xx) conventional rights of reassignment triggered by Sellers’ (or, after the Closing, Buyer’s) express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest; (xxi) any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset; and (xxii) such other defects or irregularities of title as Buyer may have waived in writing or by which Buyer shall be deemed to have waived pursuant to the provisions of Section 6.3 and Section 7.3.
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof, or any other entity.
“Pipeline Imbalances” has the meaning set forth in Section 13.6.
“Pollutants” has the meaning set forth in the definition of Environmental Laws.
“Preferential Purchase Right” has the meaning set forth in Section 9.1.
“Property Taxes” has the meaning set forth in Section 12.1.
“Records” has the meaning set forth in Section 2.1(h).
“Represented Imbalance” has the meaning set forth in Section 13.5.
“Retained Assets” has the meaning set forth in Section 2.2.
“Sale Interests” has the meaning set forth in Section 2.4(f).
“Sellers” has the meaning set forth in the Preamble.
“Seller Credit Obligations” has the meaning set forth in Section 14.5.
“Seller Group” has the meaning set forth in Section 15.2.
“Seismic License” has the meaning set forth in Section 2.1(h).
“Surface Agreements” means any contracts, rights, permits, permissions or licenses to use of the surface estate as related to the Assets, including any surface leases, surface use rights or agreements or any similar surface rights, agreements or licenses relating to the Assets.
“Suspense Accounts” has the meaning set forth in Section 11.5.
“Third Party Owners” has the meaning set forth in Section 2.3.
“Third Party Notice Date” has the meaning set forth in Section 2.4(c).
“Termination Threshold” has the meaning set forth in Section 7.6.
“Title Defect” has the meaning set forth in Section 7.1.
“Undeveloped Leases” mean and refer to those oil, gas and mineral leases separately identified in Exhibit A-2, which are oil and gas leases or oil, gas and mineral leases which are currently within their respective primary terms, under which no exploration activity as yet has occurred.
“WEC” means and refers to Walter Exploration Company.
“Wells” has the meaning set forth in Section 2.1(b).
“Zebra” means and refers to Zebra Investments, Inc.

ARTICLE 2

.

.	PURCHASE AND SALE

1.
Assets. Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer and Buyer agrees to buy from Sellers, effective as of the Effective Time for the consideration recited and subject to the terms and conditions set forth in this Agreement, all of Sellers’ right, title and interest in the following (each individually referred to as an “Asset” and all collectively referred to as the “Assets”):

(a)
Interests - All of those certain oil and gas leases and oil, gas and mineral leases described on the attached Exhibit “A-1” (describing those leases on which are located Wells, or that are pooled or communitized with Wells) and Exhibit “A-2” (describing the Undeveloped Leases) (collectively the “Leases”), and the mineral interest described on Exhibit “A-1,” together with all other rights, titles and interests of Sellers insofar as the same pertain to the right to explore for, develop, and/or produce oil and/or gas, in the Leases and the lands for which the Leases are now in force and effect, and the lands and leases pooled, unitized or communitized therewith, including all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, forced pooled interests, and interests pertaining to the right to explore for, develop, and/or produce oil and/or gas acquired under contracts or otherwise in the lands covered by the Leases, to which the Leases are currently in force and effect, and any other lands or interests pooled, unitized or communitized therewith; provided, however, that all of the foregoing are subject to the limitations described in Exhibit “A-1” and Exhibit “A-2” (the Leases and the lands currently covered thereby and other interests therein are collectively referred to in this Agreement as the “Interests”).

(b)
Wells - All of the oil and gas wells, salt water disposal wells, injection wells, monitoring wells and any other wells and wellbores located on or attributable to the Interests or on lands pooled, unitized or communitized with any portion thereof, or on lands located within any governmental drilling and/or spacing unit (if applicable) which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, plugged or unplugged, shut-in, or permanently or temporarily abandoned, including, but not limited to, the wells identified on the attached Exhibit “B” (the “Wells”).

(c)	Equipment
- All personal property, fixtures and improvements and facilities which are located on the Interests and are used in connection with the operations of the Assets or the production of Hydrocarbons therefrom, including equipment, pipelines, pipeline laterals, well pads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, meters, valves, heaters, treaters, and separators appurtenant to the Interests, Wells, or any Key Facility and used in connection with the ownership or operation of the Interests, Wells, or any Key Facility or the production, gathering, transportation, storage, treatment, sale or disposal of Hydrocarbons, including, but not limited to, facilities, plants, treating and processing systems, casing, pipelines and flow lines (collectively, the “Equipment”). Equipment does not cover oil field equipment currently stored on the Leases which is not in use in connection with the ownership and operation of Interests, Wells, or any Key Facilities described in Schedule 2.2(g), which Sellers may remove within ninety (90) days following closing.

(d)	Key Facilities
- Those certain facilities which are utilized to service all or a portion of the Assets, which facilities are more fully identified and described on Schedule 2.1(d) hereto (collectively, the “Key Facilities”), including all related (i) surface locations, Easements, Surface Agreements, access agreements, and rights of ingress and egress, and (ii) all related facilities, equipment, inventory, fixtures and structures used in the operation of the Key Facilities, including, but not limited to, all injection and/or disposal wells, compressors, separators, dehydration units, risers, skids, processing plants, pipelines, flow lines, meters, gauges, tanks, fittings, valves, and flares.

(e)	Production
- All of the oil, natural gas, condensate, casinghead gas, products or other minerals, attributable or allocable to the Interests or Wells (i) from and after the Effective Time or (ii) which are in storage above the pipeline connection as of the Effective Time and for which Sellers receive an upward adjustment to the Base Purchase Price, or (iii) with regard to any over-produced or under-produced volumes of Sellers attributable to the Assumed Imbalances and Pipeline Imbalances (“Hydrocarbons”).

(f)	Easements and Surface Agreements
- All Easements and Surface Agreements, including those identified and described on the attached Schedule 2.1(f)A, as well as those Easements and Surface Agreements related to the Key Facilities as more particularly identified on the attached Schedule 2.1(f)B.

(g)	Contract Rights and Permits
- All Contracts and all environmental and other governmental (whether federal, tribal, state or local) permits, permissions, licenses, orders, authorizations, franchises and related instruments or rights to the extent the aforementioned can be assigned and to the extent relating to the ownership, operation or use of the Interests, Wells, Equipment, Key Facilities, Hydrocarbons, Easements and Surface Agreements (“Permits”).

(h)	Files and Records
- All of the files, records and data directly relating to the items and interests described in Section 2.1(a) through Section 2.1(g) above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves, operational records, technical records, production and processing records, and contract files, and all related materials in the possession of Sellers, less and except the following (the “Excluded Records”) (i) the general corporate files and records of Sellers insofar as they relate to Sellers’ business generally and are not required for the future ownership or operation of the Assets, (ii) all legal files and records (other than legal files and records included in, or are part of, the above-referenced files and records), (iii) Sellers’ federal or state income, franchise or margin tax files and records, (iv) employee files, (v) reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Buyer), (vi) records relating to the sale of the Assets, including competing bids, (vii) proprietary data, information and data under contractual restrictions on assignment or disclosure, (viii) privileged information, (ix) intellectual property, (x) seismic, geophysical, geological or other similar information or data, or (xi) any files or records regarding interpretation of geological and/or geophysical data, and engineering analysis, or (xii), any other files or records to the extent constituting Retained Assets. All of the above files, records and data, save and except the Excluded Records, are collectively referred to herein as the “Records”.

(i)
A license in respect of the seismic survey data owned by Seller, only to the extent covering any of the lands to which the Leases are currently in force and effect, together with a “halo” or extension of 1/4th of a mile beyond the boundaries of such lands (all to the extent existing), which shall be a non-exclusive license to hold and use the data, indefinite in term, with such license, as to data relating to a particular property, transferable to the successors in title to the interests acquired under this Agreement in the particular property, and otherwise containing mutually agreed terms (the “Seismic License”);

1.	Retained Assets

•	- Notwithstanding anything to the contrary in Section 2.1(a) through Section 2.1(h) or elsewhere herein, the Assets do not include the following (collectively, the “Retained Assets”):

(a)
All rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets, or any part or portion thereof, occurring or accrued prior to the Effective Time;

(b)
All claims of Sellers for refunds or loss carry forwards with respect to (i) production, severance or any other taxes attributable to the Assets for any period prior to the Effective Time, (ii) income or franchise taxes or (iii) any taxes attributable to the Retained Assets;

(c)
All hydro-carbon production from or attributable to the Assets with respect to all periods prior to the Effective Time, and all proceeds, income, revenues, claims, refunds or other benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures) not otherwise enumerated above, prior to the Effective Time as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any Retained Assets;

(d)	All documents and instruments of Sellers relating to the Assets that may be protected by an attorney-client or attorney-work product privilege;

(e)	All audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any Retained Assets;

(f)	The Excluded Records; and

(g)	Those items more particularly identified and described on Schedule 2.2(g)hereto.

2.	Third Party Owners

(a)
KAREN M. WALTER, JOHN V. WALTER, Individually and as Trustee of the trusts created under the last will and testament of ANGES MARIE WALTER, Deceased, CRAIG WALTER, KIMBERLY WALTER, J. BLAKE WALTER, Trustee of THE J. BLAKE WALTER TRUST, J. BRIAN WALTER, Trustee of THE J. BRIAN WALTER TRUST, J. CRAIG WALTER, Trustee of the J. CRAIG WALTER

TRUST, and KENT FOURET are third parties, all of whom are identified in Exhibit “G” as owning interests in the Assets (the “Third Party Owners”).

(b)
This Agreement contemplates, and the Purchase Price set forth in Section 3 below is based upon, all of the Third Party Owners electing to have all of their ownership interests in the Assets conveyed to Buyer under this Agreement; provided, however, and notwithstanding the foregoing, the overriding royalty interest of one-half of one percent (0.5%) to which Kent Fouret is entitles to the Undeveloped Leases covering Tracts 1 through Tract 5 in Exhibit “A-2” are not covered by this Agreement. Kent Fouret has no overriding royalty interest in the Undeveloped Leases covering Tract 6 in Exhibit “A-2”.

3.	Participation of Third Party Owners

(a)
The Third Party Owners shall utilize Exhibit “F-1” to elect to participate in the sale under this Agreement, or, alternatively, the Third Party Owners shall utilize Exhibit “F-2” to elect not to participate in the sale under this Agreement. The elections to be made by the Third Party Owners are herein called the “Election Agreements”.

(b)
Promptly after the execution of this Agreement WEC shall deliver a copy of this Agreement to each Third Party Owner informing such persons of the opportunity to elect to sell all of their respective interests in the Assets to Buyer under this Agreement, and providing such persons with the appropriate Election Agreements to allow such persons to make their respective elections.

(c)
Not later than 5:00 p.m. CDT on Monday, August 1, 2016 (the “Third Party Notice Date”), WEC shall deliver to Buyer a copy of the Election Agreements having been executed by the Third Party Owners. The Third Party Owners electing to participate in the sale are herein referred to as the “Participating Third Party Owners”. The Third Party Owners who elect not to participate in the sale are herein referred to as the “Non-Participating Third Party Owners”. The interests of the Non-Participating Third Party Owners shall be deemed excluded from this Agreement (“Excluded Third Party Owner Interests”). Any Third Party Owner who fails to timely execute and deliver an Election Agreement on or before the Third Party Notice Date shall be deemed to be a Non-Participating Third Party Owner. In addition to delivering to Buyer copies of the Election Agreements on or before the Third Party Notice Date, WEC shall also deliver to Buyer in writing a summary report of the Participating Third Party Owners, the Non-Participating Third Party Owners and the Excluded Third Party Owner Interests, if any, certifying to Buyer the Net Revenue Interest that comprise the Excluded Third Party Owner Interests.

(d)
If not all Third Party Owners elect to participate in the sale, then Buyer, by written notice to Sellers, delivered not later than 5:00 p.m. CDT on Friday, August 5, 2016, may elect to terminate its obligation to purchase the Assets under this Agreement. If Buyer does not elect to terminate its purchase under this Agreement, then the Excluded Third Party Owner Interests shall cause a direct and full reduction in the Purchase Price by the Purchase Price attributable to the Excluded Third Party Owners Interest as though the Excluded Third Party Owner Interests are Title Defects and a Title Defect Property, as set forth under the applicable provisions below; but, however, Sellers shall have no right to cure such deemed Title Defects. The deemed Title Defect Amount caused by the Excluded Third Party Owner Interests shall not be subject or applicable to the Aggregate Defect Deductible.

(e)	Per the terms of Section 10.5 below, the originally executed copies of the Election Agreements shall be delivered to Buyer at Closing.

(f)
All of right, title and interest of Sellers and the Participating Third Party Owners in the Assets, less and except the Retained Assets, and less and except the Excluded Third Party Owner Interests, shall be herein referred to as the “Sale Interests.”

(g)	Buyer is directed to rely upon the representation and covenants set forth in the Election Agreements, including the directive to deliver to WEC all payments to be made by Buyer under this Agreement.

(h)
Buyer is directed to rely upon the Participating Third Party Owners designation of WEC as their respective agent and attorney in fact to act for them as to all matters under this Agreement, as expressed in the Election Agreements.

(i)
Buyer’s duty to close with Sellers is a condition to Buyer’s duty to close under the Election Agreement of any Participating Third Party Owner. Any Participating Third Party Owner’s duty to close under its Election Agreement is a conditioned upon Sellers’ duty to close under this Agreement.

(j)
In the event Kent Fouret executes and Election Agreement, and becomes a Participating Third Party Owner under this Agreement, such Election Agreement shall be deemed to cover only his interests in the Leases described in Exhibit A-1, and shall be deemed not to cover the overriding royalty interest to which he is entitled in the Undeveloped Leases covering Tract 1 through Tract 5 in Exhibit “A-2”.

ARTICLE 3

.

.	PURCHASE PRICE AND ALLOCATION

1.	Base Purchase Price
- Buyer agrees to pay, for the Sale Interests, the total sum of Nineteen Million Three Hundred Thousand Dollars ($19,300,000.00) (“Base Purchase Price”) to be paid by direct bank deposit or wire transfer in same day funds at Closing, payable to WEC, for and on behalf of the Sellers and the Participating Third Party Owners, subject only to the price adjustments set forth in this Agreement.

2.	Performance Deposit and Payment
- As evidence of good faith, Buyer has deposited or is depositing with WEC, at the time of the execution of this Agreement, a performance deposit equal to five percent (5%) of the Base Purchase Price ($965,000.00) (the “Deposit”), which Deposit shall be non-interest bearing and non-refundable except as provided herein. In the event Closing occurs, the Deposit shall be applied to the Base Purchase Price to be paid at Closing, subject to the other adjustments thereto as set forth in this Agreement. If Closing does not occur and the Agreement is terminated, then the Deposit shall be retained by Sellers or paid to Buyer, as provided in Article 18 below.

3.	Adjustments to the Base Purchase Price
- The Base Purchase Price shall be adjusted as follows:

(a)
Adjustments for Out-of-Pocket Costs. The Purchase Price is to be inclusive of the actual out-of-pocket costs incurred by Sellers in the acquisition of such leases (e.g. bonus fees paid to the mineral owners, landman fees, and attorney fees) for the Undeveloped Leases (the “Out-of-Pocket Costs”). Exhibit C-2 contains a schedule of out the Out-of-Pocket Costs incurred (invoices received) by Sellers as of July 20, 2016. The leasing activity of Sellers for Tract 1 through Tract 5 referenced in Exhibit “A-1” has been concluded by Sellers, and Seller’s confirm that the Out-of-Pockets Costs incurred are included in Exhibit “C-2.” On the other hand, the leasing activity of Sellers for Tract 6 referenced in Exhibit “A-2” is ongoing, and Out-of-Pocket Costs have been incurred after the effective date of Exhibit “C-2,” and will hereafter be incurred by Sellers. The Out-of-Pocket Costs incurred after the effective date of Exhibit “C-2” are to be to an upward adjustment to the Base Purchase Price. Upon request Sellers shall advise Buyer of any additional Out-of-Pocket Costs not reflected in Exhibit “C-2.” The Out-of-Pocket Costs are subject to Buyer’s review. In the event such costs are overstated, or understated, by Sellers, the Base Purchase Price shall be increased, or decreased, as the case may be, by any understatement or overstatement, which adjustments shall be made in the Closing Settlement Statement or the Final Settlement Statement, as the case may be.

(b)	Upward Adjustments - In addition to Section 3.3(a) above, the Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)
all production expenses, operating expenses, operated and non-operated overhead charges and capital expenditures paid or incurred by Sellers in connection with the ownership and operation of the Assets, including, but not limited to, lease option or extension payments, attributable to the periods from and after the Effective Time (including, without limitation, royalties and taxes attributable to Hydrocarbons produced and saved from and after the Effective Time, and pre-paid charges) (the fixed overhead charges currently charged to the joint on the Wells by WEC as operator shall continue to be so charged by WEC to the joint account for the adjustment period; in this respect WEC shall be entitled to receive the fixed overhead charges for the adjustment period, proportionally reduced for any period less than a full calendar month);

(ii)
all proceeds attributable to the sale of Hydrocarbons from the Assets received by Buyer, and all other income and benefits received by Buyer, attributable to production, ownership and operation of the Assets prior to the Effective Time (net of royalties, overriding royalties and other burdens attributable to the Sale Interests’ share of production not otherwise accounted for hereunder);

(iii)	all positive adjustments, if any, regarding Additional Interests, as provided in Section 7.2;

(iv)
to the extent the Assumed Imbalances reflect an underbalanced (or under-produced or under-received balance) position of the Sellers as of the Effective Time, all adjustments regarding such underbalanced Assumed Imbalances in accordance with the provisions of Section 13.5;

(v)	all adjustments for oil in storage above the pipeline connection, as provided in Section 13.1;

(vi)	adjustments for over-delivered Pipeline Imbalances (volumes owed to Sellers) as provided in Section 13.6;

(vii)	all royalty overpayment amounts and/or future deductions as royalty offsets associated with the Assets as of the Effective Time;

(viii)	all fees charged to third parties but for which payment has not been collected by Sellers for services provided on or related to any Key Facility from and after the Effective Time; and

(ix)	any other upward adjustments to the Base Purchase Price specified in this Agreement.

(c)	Downward Adjustments - In addition to Section 3.3(a) above, the Base Purchase Price shall be adjusted downward for the following, without duplication:

(i)
except as otherwise provided in this Agreement, all production expenses, operating expenses, operated and non-operated overhead charges and other costs under applicable operating agreements (or other contracts, pooling orders, or other similar agreements) and other expenses, costs and charges paid or incurred by Buyer in connection with the Assets attributable to periods prior to the Effective Time, including, without limitation, taxes, capital expenses and other costs;

(ii)
except as otherwise provided in this Agreement, all proceeds attributable to the sale of Hydrocarbons and all other income and benefits received by Sellers and attributable to the production, operation or ownership of the Assets on or after the Effective Time (net of royalties, overriding royalties (other than overriding royalties that are conveyed as part of the Assets) and other burdens on Buyer’s share of production not otherwise accounted for hereunder);

(iii)	all adjustments regarding Title Defects, in accordance with the provisions of Article 7;

(iv)	all adjustments regarding Environmental Defects, in accordance with the provisions of Article 8;

(v)	all adjustments regarding exercised Preferential Purchase Rights, as contemplated in Article 9;

(vi)	all adjustments regarding Casualty Defects, in accordance with the provisions of Article 16;

(vii)
to the extent the Assumed Imbalances reflect an overbalanced (or over-produced or over-received balance) position of Seller as of the Effective Time regarding the Assets, all adjustments regarding such overbalanced Assumed Imbalances, in accordance with the provisions of Sections 13.5;

(viii)	adjustments for under-delivered Pipeline Imbalances (volumes owed by Sellers), as provided in Section 13.6;

(ix)	an amount equal to the amounts held in the Suspense Accounts as of the Closing, as contemplated in Section 11.5;

(x)	all fees charged to third parties and for which payment has been collected by Sellers for service provided on or related to any Key Facility from and after the Effective Time; and

(xi)	any other downward adjustments to the Base Purchase Price as specifically provided for under the terms of this Agreement.

4.	Allocation of Base Purchase Price
- Sellers and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on the attached Exhibit “C-1 - Wells” and Exhibit “C-2 - Undeveloped Leases” (the “Allocated Values”) for the purpose of (i) providing notices, or obtaining waivers, of any Preferential Purchase Rights affecting any Asset(s), (ii) determining the value of a Title Defect and (iii) handling those instances for which the Base Purchase Price is to be adjusted.

ARTICLE 4

.

.	ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS

1.	Access
- Pursuant and subject to the terms and provisions of that certain Memorandum of Understanding entered into by and between Buyer and Sellers dated June 27, 2016 (the “Memorandum”), Sellers shall provide Buyer and Buyer’s authorized representatives, at any reasonable time(s) before the Closing, (i) reasonable physical access, at Buyer’s sole risk, cost and expense, to the Assets that are operated by Sellers to allow Buyer to conduct on-site environmental site assessments of the Assets in the presence of Sellers’ representatives (which assessments shall not include sampling, boring, drilling or other invasive investigation activities, or any “Phase II” environmental assessment, without Sellers’ prior written consent), to the extent Sellers have the right to grant such access for such purpose; and (ii) access to the Records and other Assets, to the extent such data and records are in Sellers’ or their representatives’ possession and relate to the Assets, insofar as Sellers may do so without (i) violating any legal constraint or confidentiality obligation to a third person (provided that Sellers shall use all commercially reasonable efforts to obtain any necessary waivers of such obligations to allow disclosure of any Records, and Sellers shall advise Buyer of the type of Records held back pending such requested waivers) or (ii) waiving any attorney/client privilege; provided, however, Sellers shall not provide access to any Excluded Records, and Sellers shall have no obligation to provide Buyer access to any interpretive or predictive data or information which Sellers consider confidential or proprietary or which Sellers believe in good faith it cannot provide Buyer because of third-party restrictions.
In connection with any on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform any invasive tests of any nature on the Assets without the prior express written consent of Seller. In connection with granting such access, and except to the extent that such claims are caused by the gross negligence of Sellers, Buyer waives and releases all claims against Seller Group (as defined in Section 15.2) for injury to, or death of persons, or damage to property INCURRED, HOWSOEVER CAUSED, in connection with the performance of this diligence and Buyer SHALL indemnify, defend and hold harmless Seller Group from and against all such claims.

2.	Confidentiality Obligations

(a)
Prior to the Closing, and thereafter, if Closing does not occur, Buyer shall maintain as confidential all information made available to it under Section 4.1 which is not otherwise currently in Buyer’s possession or control and which is not otherwise generally available to the public, and shall cause its officers, employees, representatives, consultants and advisors to maintain all such information confidential.

(b)
For a period of one (1) year from and after the Closing and except as otherwise required by any requirements of law, Sellers shall maintain all information relating to and with respect to the Assets confidential and otherwise to comply in all respects with, and to cause its officers, employees, representatives, consultants and advisors to maintain all information relating to the Assets confidential; provided, however, that the information subject to such confidentiality restrictions shall not include information that is or becomes generally available to the public other than as a result of disclosure by Sellers or by any member of Seller Group.

3.	Disclaimer
- Buyer specifically understands and acknowledges the following:

1.
Title - Subject to the other provisions contained in this Agreement, title to the Sale Interests shall be transferred and conveyed from Sellers and the Participating Third Party Owners to Buyer at Closing with a “by, through and under” warranty of title through the Effective Time, and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.

2.
Disclaimer of Warranty - EXCEPT AS EXPRESSLY PROVIDED FOR OTHERWISE IN THIS AGREEMENT, OR IN THE CONVEYANCES, SELLERS AND THE PARTICIPATING THIRD PARTY OWNERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE TITLE OR CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE

PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LATENT OR PATENT; (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR INFRINGEMENT OF ANY OTHER INTELLECTUAL PROPERTY RIGHT; (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS. UPON CLOSING, IT IS THE EXPRESS INTENTION OF BUYER, SELLERS AND THE PARTICIPATING THIRD PARTY OWNERS THAT, EXCEPT AS EXPRESSLY PROVIDED FOR OTHERWISE IN THIS AGREEMENT, OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER WAIVES ANY CLAIM(S) FOR BREACH OF WARRANTY UNDER THE CONVEYANCES, WHICH WERE NOT ASSERTED BY BUYER IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. AS ONE OF ITS CONDITIONS TO CLOSING, BUYER ACKNOWLEDGES, AGREES AND REPRESENTS TO SELLERS AND THE PARTICIPATING THIRD PARTY OWNERS THAT AS OF CLOSING BUYER WILL HAVE BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. FURTHERMORE, SELLERS AND THE PARTICIPATING THIRD PARTY OWNERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND IN NO WAY GUARANTEE ANY RATES, FEES OR PRICING RECEIVED AND/OR BARGAINED FOR BY SELLERS WITH ANY THIRD-PARTY RELATED TO THE KEY FACILITIES.

3.
Additional Disclaimer - EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR IN THE CONVEYANCES, SELLERS AND THE PARTICIPATING THIRD PARTY OWNERS HEREBY EXPRESSLY NEGATE AND DISCLAIM, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLERS AND PARTICIPATING THIRD PARTY OWNERS HAVE NOT MADE AND BUYER HAS NOT RELIED UPON, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WHETHER WRITTEN, ORAL OR OTHERWISE) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED TO BUYER, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE UPON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

4.	Governmental Reviews

•
- Sellers and Buyer shall each in a timely manner make (or cause its applicable affiliate to make) (i) all required filings, including filings required under the Hart-Scott-Rodino Act, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated by this Agreement, regardless of whether Buyer, Seller, or any affiliate of any of them is required to make the payment.

•

ARTICLE 5

.

.	SELLERS’ REPRESENTATIONS
Each Seller, as to itself, represent the following to Buyer as of the Execution Date:

1.	Existence
- Seller is an entity duly organized and validly existing and in good standing under the laws of its state of formation, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets owned by it are located.

2.	Authority
- Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. Furthermore, as of the Execution Date, Seller has obtained all necessary board of directors and/or such other internal approvals as are required under its own corporate governance requirements to close this transaction. This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

3.	Compliance
- To Seller’s knowledge and except as set forth on Schedule 5.4, all of the Assets, as owned and operated by Seller, are in material compliance with all applicable laws, rules, regulations, ordinances and orders of all Governmental Authorities having jurisdiction.

4.	Payment of Royalties
- To Seller’s knowledge, all royalties and in-lieu royalties with respect to the Assets which accrued or are attributable to the period prior to the Effective Time have been properly and fully paid, or are included within the Suspense Accounts being conveyed to Buyer pursuant to Section 11.5.

5.	Taxes
- To Seller’s knowledge, all ad valorem, property, production, severance and similar taxes with respect to the Assets that are due based upon or measured by the ownership of any Assets, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom have been properly and timely paid.

6.	Material Contracts
- Except as set forth on Schedule 5.6, as of the Execution Date, (a) each Material Contract is in full force and effect, (b) Seller has not received written notice of its breach or default under any Material Contract, and (c) to Seller’s knowledge, no other party to any such Material Contract is in breach thereof or in default thereunder.

7.	Permits
- To Seller’s knowledge and except as set forth on Schedule 5.7, as of the Execution Date, (a) Seller has not received written notice of a default under any Permit, and (b) each Permit is in full force and effect.

8.	Litigation and Claims
- Except as set forth on Schedule 5.8, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to Seller’s knowledge, threatened with respect to Seller that could reasonably be expected to materially and adversely affect the ownership, operation or value of the Assets.

9.	Sale Contracts
- Except for (a) contracts governing Seller’s sale of Hydrocarbons in the ordinary course, (b) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations or (c) this Agreement, there are no material contracts or options outstanding for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

10.	Notices
- Except as set forth on Schedule 5.10, to Seller’s knowledge, (a) operation of the Assets is not the subject of any pending material regulatory compliance or enforcement actions, and (b) Seller has not received written notice with respect to operation of the Assets, which (i) has not heretofore been complied with, in all material respects, regarding any material violation of applicable laws, rules or regulations of any Governmental Authority with jurisdiction therein, or (ii) that remains uncured, and that would, individually or in the aggregate, have a material adverse effect on the Assets (taken as a whole).

11.	Take-or-Pay
- To Seller’s knowledge, Seller is not obligated, under a take-or-pay or similar arrangement, to allow its share of the Hydrocarbons to be sold, without receiving full payments at the time of delivery in an amount that corresponds to its net revenue interest in the Hydrocarbons attributable to any Lease or Well described in Exhibits “A” or “B” (other than with regard to certain obligations relative to Assumed Imbalances or Pipeline Imbalances, as contemplated under Sections 13.5 and 13.6, respectively).

12.	Timely Payment
- To Seller’s knowledge, Seller has paid its share of all costs payable by it under the Leases and the Material Contracts as of the Effective Time, except those included in the Suspense Accounts or being contested in good faith.

13.	Imbalances
- To Seller’s knowledge, and except as set forth on Schedule 13.5, there are no gas or other Hydrocarbon production imbalances existing as of the Effective Time with respect to any of the Wells.

14.	Outstanding Obligations
- Except as otherwise described in Schedule 5.14, to Seller’s knowledge, as of the Execution Date, there are no outstanding authorizations or other written commitments or proposals to conduct operations on the Assets for expenditures in excess of Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00), net to the interests of all Sellers .

15.	Brokers
- Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

16.	Bankruptcy
- There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or, to the knowledge of Seller, threatened against any of the Sellers.

17.	Consents
- Except as set forth on Schedule 5.17 and other than Preferential Purchase Rights, to the knowledge of Seller, and with the exception of those waivers, consents to assign, approvals or other similar rights customarily obtained from Governmental Authorities after Closing, there are no waivers, consents to assign, approvals or similar rights required in connection with the conveyance of the Assets from Seller to Buyer under the terms of this Agreement.

18.	Preferential Purchase Rights
- Except as set forth on Schedule 5.18, to the knowledge of Seller, there are no Preferential Purchase Rights to which the Assets are subject, which would be triggered by this Agreement, and to which a notice would be required under the terms thereof due to the Parties entering into this Agreement.

19.
Mortgages and Other Instruments - There is no lien or security interest in or on any Asset securing indebtedness for borrowed money that has been created by, through or under Seller or any of its affiliates that burden any of the Assets.

5.20	Seismic Data - Seller is a joint owner of the Seismic Data and has the right to grant the License, together with the other Sellers, without consent of any third parties.
ARTICLE 6

.

.	BUYER’S REPRESENTATIONS
Buyer represents the following to Sellers as of the Execution Date:

1.	Information
- Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties of the nature being acquired by Buyer hereunder and has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Buyer’s complete satisfaction. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT

IT HAS FULLY INSPECTED THE ASSETS AND UPON CLOSING, BUYER WILL ACCEPT THE SALE INTERESTS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCES, SELLERS AND THE PARTICIPATING THIRD PARTY OWNERS HAVE MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR ON BEHALF OF THE PARTICIPATING THIRD PARTY OWNERS OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, SELLERS’ INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA. Buyer acknowledges and affirms that it has relied and will rely solely upon Sellers’ representations, warranties or covenants expressed in this Agreement and on its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the oil, natural gas, natural gas liquids, and other reserves associated with the Assets.

2.	Knowledge and Experience
- Buyer (i) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (ii) is purchasing the Sale Interests for its own account for investment purposes and not with the intent to resell the Sale Interests in violation of any federal or state securities laws. Buyer is an experienced and knowledgeable investor in oil and gas properties, is knowledgeable with respect to the tax ramifications associated therewith and herewith, and has the financial and business expertise to fully evaluate the merits and risks of the transactions covered by this Agreement and has relied solely upon the basis of its own independent investigation of the Assets for all purposes (including the geologic and geophysical characteristics of the Assets, the estimated Hydrocarbon reserves recoverable therefrom, and the price and expense assumptions applicable thereto). In acquiring the Sale Interests, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Sale Interests. Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties. The Sale Interests are being acquired for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Sale Interests in violation of any securities registration or qualification requirements of any securities laws.

3.	No Warranty
- Buyer acknowledges that, except as expressly provided for otherwise in this Agreement or in the Conveyances, Sellers and the Participating Third Party Owners have not made any representation, covenant or warranty, express or implied, at common law, by statute or otherwise, relating to the title or condition of the Assets, including, without limitation, any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement. Buyer further acknowledges that no Claim(s) may be asserted nor may any proceeding be commenced by Buyer against Sellers arising out of or related to a breach of any warranty of Sellers pursuant to this Agreement (including any warranty of Sellers set forth in the Conveyances) for which Buyer failed to deliver a timely written notice to Sellers in accordance with the terms and conditions of this Agreement, and that any such Claim(s) shall be deemed to have been waived by Buyer under the terms of Section 7.3 below.

4.	Existence
- Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to carry on its business in the State(s) where the Assets are located.

5.	Authority
- Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. Furthermore, as of the Execution Date, Buyer has obtained all necessary board of directors and/or such other internal approvals as may be required under its own corporate governance requirements to close this transaction. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) do not violate, or conflict with, any material provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

6.	Liability for Broker’s Fees
- Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

7.	Bankruptcy
- There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or, to the knowledge of Buyer, threatened against Buyer.

8.	Qualification to Assume Operatorship
- At Closing, Buyer will be qualified to own and assume operatorship of oil, gas and mineral leases, including the Assets, in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by the applicable state, tribal and federal governmental bodies or agencies, Buyer currently has, and will continue to maintain, lease bonds, area-wide bonds, or any other surety bonds or insurance policies as may be required by, and in accordance with, any Governmental Authorities with jurisdiction over the ownership and/or operation of such Assets or any operating agreement.

9.	Consents
. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

10.	Litigation
. There is no suit, action, demand, proceeding, lawsuit or other litigation by any person or Governmental Authority pending or, to Buyer’s knowledge, threatened against Buyer that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.
ARTICLE 7

.

.	TITLE

1.	Title Defects
- Buyer shall notify WEC in writing of any Title Defect relating to any Well promptly after discovering the Title Defect but in no event later than than 5:00 p.m. CDT on Friday, August 5, 2016 (the “Due Diligence Period”). For the purpose of this Agreement, a “Title Defect” shall mean a material deficiency which individually per Well exceeds Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00) or individually per Lease exceeds Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00) in one (or more) of the following respects (other than Permitted Encumbrances):

(a)
Adverse Claims - The title of Sellers and the Participating Third Party Owners as to all or part of a Well or Lease is subject to (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) a lien or encumbrance which is not released on or before Closing, save and except the contractual liens set forth in the governing operating agreement; or (iv) a pending claim or cause of action in which a competing ownership interest in a Well or Lease is claimed or implied;

(b)	Decreased Net Revenue Interest - Sellers and the Participating Third Party Owners, in the aggregate, own less than the net revenue interest shown on Exhibit “G” for a particular Well; and

(c)
Increased Working Interest - Sellers and the Participating Third Party Owners, in the aggregate, own more than the working interest shown on Exhibit “G” for a particular Well without a proportionate increase in the corresponding net revenue interest shown on Exhibit “G”;

provided, however, that no Title Defect shall be deemed to exist and/or be asserted by Buyer with respect to (i) any Well operated by Buyer (or any of its affiliates), or (ii) any Lease in which Buyer (or any of its affiliates) owns an interest, in each case, as of the Execution Date or at any point during the Due Diligence Period.
Notwithstanding the foregoing, there shall no Title Defects in connection with the Undeveloped Leases. If Closing should otherwise occur under this Agreement, Buyer is obligated to acquire the Undeveloped Leases, without title objection, paying Sellers for their Out-of-Pockets Costs in connection with such Leases.
The Raymond No. 1 Well, located on the Raymond Lease described in Exhibit “A-1” is now shut-in. The Raymond Lease remains within its primary term. No value is allocated to the Raymond No. 1 Well in Exhibit “C-1”. Notwithstanding the foregoing, there shall no Title Defects in connection with the Raymond Lease. If Closing should otherwise occur under this Agreement, Buyer is obligated to acquire the Raymond Lease, and the Raymond Well, without title objection.
The McAdams Lambert Unit No. 1 Well, located on the McAdams Lambert Unit, which unit comprises lands out of the McAdams Leases described in Exhibit “A-1” and lands out of the Lambert Tract Leases described in Exhibit “A-1”, is now shut-in. No value is allocated to this Well in Exhibit “C-1”. It is the belief of Sellers that the McLambert Tract Leases may have expired according to their terms. There shall be no Title Defects in connection with the Lambert Tract Leases. If Closing should otherwise occur under this Agreement, and Buyer acquires any interest in the McAdams Leases, then Buyer shall be obligated to acquire the McAdams Lambert Unit No. 1 Well, without title objection regarding the McAdams Lambert Unit or the Lambert Tract Leases.
There are three Key Facilities servicing the Wells and Leases, described in the Schedules attached, and being the following:
(i) Pipeline easement (921/90) servicing the Joe Young Lease and the various Joe Young Wells located on the leased premises of the Joe Young Lease, the Sisters Lease and the Sisters No. 2 Well located on the Sisters Lease; the Sims Lease and the Sims No. 1 and No. 2 Wells located on the Sims Lease; and the Young Boyd Oil Unit, and the Young Boyd Unit No. 1 Well located on this unit;
(ii) Surface Use Agreement (1170/84) servicing the McAdams Lease and the McAdams Nos. 2, 3 and 4 wells located on this lease and the McAdams Lambert Unit 1 Well located on this lease, the Jimmy Fry Lease and the Fry No. 1 Well located on this lease, and Raymond Lease and the Raymond No. 1 Well located on this lease.
(iii) Pace 68-1 Well servicing the Pace Heirs Leases and the Pace Heirs Unit No. 1 Well located on such leases, and the 303X Well Leases and the Pace No. 303X Well located on such leases.
Title examination relating to any Well shall be inclusive of any easements servicing such Well and the Key Facilities servicing such Well. In this regard, any Title Defects relating to any easements and/or Key Facility shall be reported to Sellers in connection with the particular Well or Wells serviced by the easement or Key Facility.

2.	Additional Interests
- During the Due Diligence Period, Buyer shall promptly notify WEC in writing if Buyer determines (or is made aware of the possibility) that Sellers and the Participating Third Party Owners have (i) a lesser working interest (without a proportionate decrease in the corresponding net revenue interest) with respect to all or any part of any Well than shown on Exhibit “B”, or (ii) a greater net revenue interest with respect to all or any part of any Well than that set forth in Exhibit “B”, or (iii) the Out-of-Pocket Costs exceed the Allocated Value to the Undeveloped Leases set forth in Schedule C-2 (collectively, such items shall be referred to as an “Additional Interest”). At any point during the Due Diligence Period, Sellers may notify Buyer in writing of any Additional Interest.

3.	Notices
- Any Title Defect notice pursuant to Section 7.1 or Additional Interest notice pursuant to Section 7.2 shall include appropriate documentation to substantiate the applicable position and the estimated value of the Title Defect or Additional Interest. To be effective, Buyer’s Title Defect notice or Sellers’ Additional Interest notice must be asserted in good faith, delivered in writing, and include (i) a description of the alleged Title Defect or Additional Interest as to the affected Lease or Well, (ii) the Allocated Value of the affected Well or Undeveloped Lease as well as the alleged amount of the Title Defect or Additional Interest being claimed in good faith, (iii) a brief description of the matter constituting the asserted Title Defect or Additional Interest and the basis for such Title

Defect or Additional Interest, (iv) the computations for such Title Defect amount or Additional Interest amount, (v) to the extent then known by the claiming Party, the necessary curative for each Title Defect or documentation or evidence verifying such Additional Interest, and (vi) supporting documentation reasonably necessary for the Party to whom such notice has been delivered (as well as any title attorney or examiner hired thereby) to verify the existence of such asserted Title Defect or Additional Interest. If any such notice is not timely delivered, the claimant shall thereafter be deemed to have forever waived and shall have no right to assert such Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price or make a Claim for any indemnity hereunder or pursuant to the Conveyances.

4.	Adjustments to Base Purchase Price
- Upon timely delivery of a notice pursuant to Section 7.1 or 7.2, either by Buyer or by Sellers, Buyer and Sellers shall meet on or before Wednesday, August 10, 2016 and use their reasonable commercial efforts to agree upon the validity of any claims for Title Defects or Additional Interests and the amount of any Base Purchase Price adjustment using the following criteria:

(a)
Liquidated Charges - If the adjustment is based upon a lien, encumbrance, or other charge upon a Well, or the Lease or Leases on which such Well is located, or the easement or Key Facilities servicing such Well, which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Well, Lease or Leases, easement or Key Facility, but in no event will such adjustment exceed fifty percent (50%) of the Allocated Value of the affected Sale Interest(s). For purposes of the foregoing, if a Title Defect affects multiple Sale Interests, the adjustment amount shall be deemed allocated between the multiple Sale Interests.

(b)
Ownership Variance - If the adjustment is based upon Sellers and the Participating Third Party Owners owning in the aggregate a lesser or greater net revenue interest with a corresponding proportionate lesser or greater working interest in a Well than that shown on Exhibit “B”, then the adjustment shall be proportionate to the amount allocated to the affected Well on Exhibit “C-1”. If the adjustment is based upon a lesser or greater net revenue interest without a corresponding proportionate lesser or greater working interest in a Well than that shown on Exhibit “B”, then the Parties shall use their best efforts to agree upon a mutually acceptable Base Purchase Price adjustment based upon the Allocated Value for such Well as set forth on Exhibit “C-1”.

(c)
Valuation of Title Defects and Additional Interests - If the adjustment is for an item other than as set forth in (a) or (b) above, Buyer and Sellers shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment. If the Parties cannot agree to the existence of a Title Defect or Additional Interests or the applicable adjustment, the matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3. Any such item shall be referred to as an “Open Defect”. Notwithstanding any of the preceding provisions of this Article 7, all adjustments applicable to Title Defects or Additional Interests shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Title Defects or Additional Interests; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed five percent (5%) of the Base Purchase Price, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Sellers elect exclusion of the affected Assets. For purpose of the foregoing, if an Open Defect applies to a Key Facility, then the Assets serviced by such Key Facility shall be deemed subject to the dispute and shall be excluded from Closing, and subject to the subsequent Closing following final resolution of the dispute.

Notwithstanding anything to the contrary herein, the amount of any Base Purchase Price adjustment for any Title Defect shall be determined without duplication of any costs or losses included in any other adjustments for Title Defects hereunder, or for which Buyer otherwise receives a downward adjustment in the Base Purchase Price. For all Title Defects and Additional Interests, subject to the proviso of Section 7.1, Sellers shall (i) in the case of Title Defects, elect to either: (1) sell to Buyer the entire Well(s) or Lease(s) affected by the Title Defect but reduce the Base Purchase Price by the agreed upon amount associated with such Title Defect, (2) exclude from this transaction any Well or Lease affected by the Title Defect and reduce the Base Purchase Price for the entire Allocated Value of the Well(s) or Lease(s) so excluded, or (3) if the Asset is excluded from this transaction pursuant to clause (2) above and Sellers cure the Title Defect to Buyer’s reasonable satisfaction prior to one hundred eighty (180) days after Closing, Buyer shall purchase the said excluded Asset for its Allocated Value as of the Effective Time; or (ii) in the case of an Additional Interest, sell to Buyer the entire Well(s) affected by the Additional Interest at the original Allocated Value set forth on either Exhibit “C-1” attributable to such Wells increased by the agreed upon amount associated with such Additional Interest.
In regard to Buyer’s election to exclude set forth above, common ownership is considered essential for the following groups of Assets (each an “Asset Group”) because of common facilities and common infrastructure, and operational efficiencies:
Asset Group 1: Joe Young Lease and the various Joe Young Wells located on the leased premises of Joe Young Lease (including the mineral interest in the leased premises of the Joe Young Lease); the Sisters Lease and the Sisters No. 2 Well located on the Sisters Lease; the Sims Lease and the Sims No. 1 and No. 2 Wells located on the Sims Lease; and the Young Boyd Oil Unit, and the Young Boyd Unit No. 1 Well located on this unit.
Asset Group 2: The Brown Lease and the various Brown Wells located on the Brown Lease.
Asset Group 3: The McAdams Lease and the McAdams Nos. 2, 3 and 4 Wells located on this lease and the McAdams Lambert Unit 1 Well located on this lease, the Jimmy Fry Lease and the Fry No. 1 Well located on the Jimmy Fry Lease, and the Raymond Lease and the Raymond No. 1 Well located on the Raymond Lease.
Asset Group 4: Pace Heirs Leases and the Pace Heirs Unit No. 1 Well located on such leases, and the 303X Well Leases and the Pace No. 303X Well located on such leases.
Notwithstanding any terms in this Agreement to the contrary, any Sale Interest in an Asset Group shall not be conveyed under this Agreement unless all Sale Interests in the particular Asset Group are conveyed under this Agreement. If any Sale Interest in an Asset Group is excluded by Buyer’s election under this Agreement, then all Assets in the particular Asset Group shall be deemed to be also excluded.

5.	Deductible for Title, Environmental, or Casualty Defects
- Notwithstanding the provisions set forth above, no individual Title Defect, Environmental Defect, or Casualty Defect shall result in an adjustment to the Base Purchase Price unless the aggregate net value of the sum (as a deductible and not a threshold) of (a) all Title Defects, (b) all Environmental Defects agreed to by the Parties, and (c) Casualty Defects are greater than three percent (3%) of the Base Purchase Price (the “Deductible Amount”). In such event, the Base Purchase Price on the Closing shall be adjusted by the aggregate net value of the sum of (a) all Title Defects, (b) all Environmental Defects and (c) Casualty Defects, which collectively exceed the Deductible Amount.

6.	Termination Threshold for Defects
- If, because of Title Defects, Environmental Defects, Open Defects and Casualty Defects, in the aggregate, the Base Purchase Price is to be adjusted downward by an amount exceeding five percent (5%) of the Base Purchase Price (the “Termination Threshold”) either Party may, upon written notice to the other Party, cancel this Agreement.
ARTICLE 8

.

.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY

1.	Acceptance of Environmental Condition
- Buyer shall give WEC notice (an “Environmental Notice”) of any fact or circumstance that (i) indicates a violation of a currently existing Environmental Law associated with a Well or any Key Facility and (ii) was not disclosed to Buyer by any Seller prior to the execution of this Agreement (“Environmental Defect”). For the purpose of this Agreement, an Environmental Defect shall mean: (i) a material deficiency which individually per Well exceeds Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00); or (ii) a material deficiency which individually exceeds Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00) with respect to any Key Facility and, in each case, complies with all of the following conditions precedent:

(a)
The Environmental Notice must be received by WEC as soon as reasonably practical after discovery of the Environmental Defect by Buyer, but in any event on or before 5:00 p.m. CDT on Friday, August 5, 2016, and thereafter any such claim shall be deemed to have been waived;

(b)	The Environmental Notice must be based on credible and probative evidence substantiated in good faith by Buyer’s environmental experts (which may include internal employees or personnel of Buyer,

its affiliates or third parties) that shows it is more likely than not that there exists an Environmental Defect;

(c)	The evidence referred to in Section 8.1(b) must be fully described, substantiated in good faith by Buyer’s environmental experts, and in the case of documentary evidence, enclosed;

(d)
The Environmental Notice must reasonably describe the remediation and/or restoration required to remedy the Environmental Defect, or the potential damages claimed or likely to be claimed by a third party (the “Cleanup”), each as recommended or estimated in good faith by Buyer’s environmental experts; and

(e)
To the extent practicable, the Environmental Notice must state Buyer’s good faith estimate of the amount of potential Loss to be incurred by Buyer as a result of the Environmental Defect. For purposes of this Agreement, the term “Loss” shall include any estimated Cleanup, costs, losses, expenses, liabilities (including civil fines), damages, demands, suits, sanctions, reasonable fees and expenses of attorneys, technical experts and expert witnesses.

If Buyer does not provide WEC with an Environmental Notice within the period set forth above, then at Closing, Buyer shall be deemed to have accepted such Well(s) and/or the Key Facility(ies) in their current condition and to have forever waived Buyer’s right to assert an Environmental Defect with respect thereto.

2.	Remedy for Environmental Defects
- If Buyer gives a valid Environmental Notice in accordance with Section 8.1, Sellers may provide for one of the remedies in Section 8.2(a) with respect to the Environmental Defect that is subject to such Environmental Notice, but each such remedy, and the aggregate of all remedies, shall be limited in accordance with Section 7.5, and shall be subject to termination under Section 7.6.

(a)
Remedy - If Buyer delivers a valid Environmental Notice to Sellers, Sellers, at their election, shall have the option of (i) remediating the Environmental Defect and resolving the Losses arising from such Environmental Defect to the reasonable satisfaction of Buyer or the appropriate state and federal agencies having jurisdiction, (ii) contesting the existence of an Environmental Defect or Buyer’s estimate of the amount of all Losses associated with the Environmental Defect pursuant to Section 8.2(c), (iii) paying Buyer’s good faith estimate of the amount of all Losses associated with the Environmental Defect in the form of a reduction to the Purchase Price (an “Environmental Adjustment”), or (iv) excluding the Well or, in the event of a Key Facility, excluding the Key Facility and the Wells and Leases serviced by the particular Key Facility pursuant to Section 8.2(b).

(b)
Exclusion of Affected Well or any Key Facility - At Sellers’ option, an exclusion adjustment may be made in an amount equal to the Allocated Value of the Well which is the subject of a valid Environmental Notice (in the event of a Key Facility, the Wells serviced by the Key Facility). In such event Sellers shall retain the Well or the Key Facility and the Wells serviced by the Key Facility, and the Base Purchase Price shall be reduced by the Allocated Value of such Wells, as applicable.

(c)
Contested Environmental Defects - If Sellers contest the existence of any Environmental Defect or Buyer’s estimate of the Loss associated with such Environmental Defect, Sellers shall notify Buyer no later than 5:00 p.m. CDT on Tuesday, August 9, 2016, after Sellers’ receipt of the Environmental Notice. The notice shall state the basis for Sellers’ contest of the Environmental Defect or the estimate of the Cleanup cost. By no later than Wednesday, August 10, 2016, representatives of Sellers and Buyer, knowledgeable in environmental matters, shall meet in person or otherwise, and, prior to Closing, either: (i) agree to reject the Environmental Defect, in which case Buyer shall waive the Environmental Defect, or (ii) agree on the validity of the Environmental Defect and the estimated Loss, in which case Sellers shall have the options described in Section 8.2(a) (except the right to contest) and Section 8.2(b). If Sellers and Buyer cannot agree on either option (i) or (ii) in the preceding sentence, the Environmental Defect or the estimated Loss subject to the Environmental Notice shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3. Notwithstanding any of the preceding provisions of this Section 8.2(c), all Environmental Adjustments shall be made prior to Closing, which Closing shall be extended until resolution of any disputes relating to the Environmental Defects; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Sellers elect exclusion of the affected Assets. IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT ONCE AN ENVIRONMENTAL DEFECT HAS BEEN REMEDIATED AND THE LOSSES RELATED TO

SUCH ENVIRONMENTAL DEFECT HAVE BEEN RESOLVED OR AN ENVIRONMENTAL ADJUSTMENT HAS BEEN MADE, BUYER SHALL ASSUME ANY AND ALL FUTURE ENVIRONMENTAL OBLIGATIONS ASSOCIATED WITH SUCH ASSET.

(d)
Implementing Cleanup - If Sellers elect to Cleanup an Environmental Defect pursuant to Section 8.2(a), Sellers shall select the means and methods of effecting the Cleanup in accordance with applicable Environmental Laws, applicable industry standards, and any applicable agreement, provided, however, that Sellers shall not be required to plug and abandon any currently unplugged wells if the cost thereof would be customary and normal site remediation costs assumed by Buyer in the transfer of the Sale Interests hereunder, including without limitation, plugging and abandonment of Wells. Sellers’ responsibility for remediation under this Section 8.2 shall be limited to a standard appropriate for the use of an Asset for oil and gas activities and in accordance with all applicable laws.

3.	Acceptance of Environmental Condition
- SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, UPON CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE; AND SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER HEREBY AGREES TO RELEASE SELLERS FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLERS HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION. BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, AT CLOSING, THE SALE INTERESTS IN THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION. BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.

4.	NORM
- Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests. Equipment and sites included in the Assets may contain NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or hazardous substances/materials; and NORM containing material and other wastes or hazardous substances/materials may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets. Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, hazardous substances/materials, including hydrogen sulfide gas and NORM from the Assets. From and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of or discharge of all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws (as defined below).

5.	Environmental Indemnities
- EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 8, THIS SALE IS MADE ON AN “AS IS, WHERE IS” BASIS AND BUYER RELEASES SELLERS FROM ANY LIABILITY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLERS’ NEGLIGENCE. FROM AND AFTER CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER SHALL BE LIABLE TO SELLERS FOR AND SHALL, IN ADDITION, INDEMNIFY, DEFEND, RELEASE AND HOLD SELLERS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR FOR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS OR, FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OWNERSHIP, OPERATION, CONDITION (WHETHER LATENT OR PATENT),

MAINTENANCE OR ABANDONMENT OF ANY OF THE ASSETS AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLERS, OR SELLERS’ CONTRACTORS OR SUBCONTRACTORS OR THE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF SELLERS’ CONTRACTORS OR SUBCONTRACTORS, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME. Buyer and Sellers shall treat all information regarding any environmental conditions as confidential and shall not make any contact with any Governmental Authority or third party regarding same without the prior express written consent from the other Party unless such contact is required by applicable law.
ARTICLE 9

.

.	THIRD-PARTY CONSENTS AND PREFERENTIAL PURCHASE RIGHTS

1.	Third Party Notices
- Sellers shall (i) request, from the appropriate parties (and in accordance with the Contract(s) and/or Material Contracts creating such rights and/or requirements), any consent or approval of any third party, person or Governmental Authority (“Consents”), and (ii) send notices to all persons or parties to whom such notices may be required for all options, rights of first refusal, or similar preferential purchase rights burdening any Asset(s) (each a “Preferential Purchase Right”), in compliance with the terms of the Contract(s) providing for or creating such Preferential Purchase Rights against the applicable Asset(s). Sellers agree to use all commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right prior to Closing.

2.	Third-Party Exercise
- If a third-party exercises a Preferential Purchase Right on any Asset(s), the affected Asset(s) shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the dollar amount allocated to the affected Asset(s) as set forth on Exhibits “C-1” and “C-2”.

3.	Third-Party Failure to Purchase
- If a third-party exercises a Preferential Purchase Right for any Sale Interests in any Asset(s), but fails to close the purchase for any reason within sixty (60) days after Closing (or such longer period as may be provided for under the applicable Contract(s) creating such Preferential Purchase Right), Sellers shall give written notice to Buyer of such failure to close, and Buyer shall purchase such Sale Interests in the Asset(s) for the Allocated Value therefor as set forth on Exhibits “C-1” and “C-2”, and on the terms and conditions set forth in this Agreement (including the Effective Time as set forth in this Agreement).

4.	Consents
. If any Sales Interests is subject to a Consent, then (i) the portion of the Sale Interests for which such Consent applies shall be conveyed at the Closing, (ii) the Allocated Value for that Sale Interests shall be paid to Sellers, and (iii) Sellers shall use its reasonable efforts to obtain such Consent as promptly as possible following Closing. Buyer shall reasonably cooperate with Sellers in obtaining any Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such Consent. If such Consent has not been obtained by the Settlement Date and if the failure to obtain such Consent would cause (1) the Assignment of the Sale Interests affected thereby to be void or the termination of a Lease or Contract under the express terms thereof, or (2) such Consent requested by Sellers is denied in writing, then the portion of the Sale Interests applicable to such Consent shall be deemed to be excluded from the Transaction and shall be reassigned to Sellers (the “Excluded Assets”), and the Final Purchase Price shall be reduced by the Allocated Value of such Excluded Assets (with such adjustment being an “Exclusion Adjustment”).
ARTICLE 10

.

.	CONDITIONS TO CLOSING; Settlement Statement; CLOSING

1.	Sellers’ Conditions to Closing
- The obligations of Sellers at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Sellers, of the following conditions:

(a)
All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)
On the Closing Date, no injunction, order or award enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by a Governmental Authority and remain in force.

(c)
All material consents and approvals required of Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)
Buyer shall have provided Sellers evidence satisfactory to Sellers that Buyer, as of Closing (i) is qualified to do business and to own and operate the Assets in all jurisdictions in which the Assets are located and (ii) has posted all bonds and obtained all insurance required by any Governmental Authority or other body to own and operate the Assets or by any applicable operating agreement.

(e)	The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Environmental Defects, Open Defects and Casualty Defects shall not have exceeded the Termination Threshold.

(f)	Buyer shall have performed its obligations set forth in Section 10.5.

(g)	Sellers shall have executed the Closing Settlement Statement defined under Section 10.3.

2.	Buyer’s Conditions to Closing
- The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)
All representations and warranties of Sellers and Zebra contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), and Sellers shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)
On the Closing Date, no injunction, order or award enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by a Governmental Authority and remain in force.

(c)
All material consents and approvals required of Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)	The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Environmental Defects, Open Defects and Casualty Defects shall not have exceeded the Termination Threshold.

(e)	Sellers shall have performed its obligations set forth in Section 10.5.

(f)	Zebra shall have performed its obligations set forth in Article 19.

(g)
Sellers shall have executed the Closing Settlement Statement defined under Section 10.3, including WEC executing the Closing Statement on behalf of the Participating Third Party Owners pursuant to the authority granted under the Election Agreements.

(h)	The execution and deliveries of the Participating Third Party Owners set forth in Section 10.5 shall have been performed.

3.	Closing Settlement Statement
- By August 10, 2016, WEC, for itself and on behalf of the other Sellers and the Participating Third Party Owners, shall provide Buyer with a closing settlement statement covering the adjustments (including the Deposit), without duplication, to the Base Purchase Price to be made at Closing under this Agreement (the “Closing Settlement Statement”). To the extent available, actual numbers shall be used. If not available, WEC shall use reasonable and good faith estimates of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Final Settlement Statement described in Section 11.3 below. In preparing the Closing Settlement Statement, WEC shall have no obligation to make an accrual for revenues not received as of Closing.

4.	Closing Date and Place
- The closing of the transaction contemplated by this Agreement shall be held on the first Business Day after the satisfaction or waiver of the latest to occur of the conditions set forth in Sections 10.1 and 10.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to their satisfaction) (the “Closing Date”), which the Parties intend to occur no later than Friday, August 12, 2016, at the office of Sellers at 6116 N. Central Expressway, Suite 313, Dallas, Texas 75206 or at such other time and place as the Parties mutually agree (the “Closing”).

5.	Closing Activities
- The following actions shall take place at Closing:

(a)
Certificates - Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party, dated as of the Closing, and executed by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party, certifying that the conditions to Closing as set forth in Sections 10.1(a) or 10.2(a), as the case may be, have been met.

(b)
Conveyances from Sellers - Sellers and Buyer shall execute, acknowledge and deliver two (2) counterpart copies of each of the Conveyances (substantially in the form set forth as Exhibit “D” attached hereto) to be filed in Nolan County, Texas, where the Assets are located, assigning and conveying the Sellers’ Sale Interests in the Assets to Buyer, as well as the requisite number of applicable governmental assignment forms.

(c)	Election Agreements - WEC shall deliver to Buyer the originally executed Election Agreements having been executed by the Participating Third Party Owners.

(d)
Conveyances from Participating Third Party Owners - WEC shall deliver to Buyer two (2) counterpart copies of an assignment and conveyance, in a mutually agreed form, executed and acknowledged by the Participating Third Party Owner, assigning and conveying the Participating Third Party Owner’s Sale Interests in the Assets to Buyer.

(e)	Payment - Buyer shall deliver to an account designated in writing by WEC by wire transfer of same day funds in the amount as set forth on the Closing Settlement Statement.

(f)	Resignation of Operator - WEC shall execute and deliver to Buyer resignation of operator letters with respect to all of the Wells in forms reasonably acceptable to Buyer;

(g)
Additional Documents - Buyer shall (i) furnish to Sellers such evidence (including evidence of satisfaction of all applicable bonding or insurance requirements) as Sellers may require demonstrating that Buyer is qualified with the applicable Governmental Authorities or pursuant to any operating agreement to succeed Sellers as the owners and, where applicable, the operator of the Assets, (ii) with respect to Assets operated by Sellers where Buyer intends to succeed WEC as operator, execute and deliver to Sellers appropriate evidence reflecting change of operator as required by applicable Governmental Authorities, and (iii) execute and deliver to Sellers such forms as Sellers may reasonably request for filing with applicable Governmental Authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to all of the Assets. As to any of the Wells and Leases in which Buyer does not acquire all of the leasehold interest governed by the applicable operating agreement, Buyer shall hold the designation of operatorship subject to the succession election under the governing operating agreement, and shall indemnify and hold Sellers harmless from any and all claims of third parties arising from the delivery by Sellers of the operator succession to Buyer.

(h)	Possession -Sellers shall (subject to the terms of any applicable operating agreements and to the other provisions hereof) deliver to Buyer possession of the Assets to be conveyed at the Closing.

(i)
Letters-in-Lieu - Sellers and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders, all as provided for in Section 13.3. WEC shall deliver to Buyer Letters-in-Lieu of Transfer Orders executed by the Participating Third Party Owners, all as provided in Section 13.3.

(j)
Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements - Sellers shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, placed by Sellers upon and encumbering Sellers’ interest in the Assets, other than Permitted Encumbrances. WEC shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, placed by the Participating Third Party Owners upon and encumbering any of their interest in the Assets, other than Permitted Encumbrances.

(k)	Seismic License - Sellers and Buyer shall execute and deliver the Seismic License.

ARTICLE 11

.

.	POST-CLOSING OBLIGATIONS
Sellers and Buyer agree to the following post-Closing obligations:

1.	Recordation and Filing of Documents
- After the Closing, Buyer shall file or record the Conveyances in the appropriate county and governmental records. Buyer shall provide a copy of same, including recording date, to WEC, all at the sole cost of Buyer.

2.	Records
- Within ten (10) Business Days after the Closing, WEC shall furnish Buyer the Records and the seismic data subject to the Seismic License. All costs associated with delivering or copying the Records and the seismic data shall be borne solely by Buyer. Insofar as Sellers reasonably believe the Records may be needed or useful in connection with federal, tribal, state or local regulatory or tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of seven (7) years after the Closing) shall further make available to Sellers or their affiliates (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days prior written request by Sellers, and Sellers shall have the right to copy at their own expense and retain such copies of the Records as Sellers, in good faith, believes may be useful or needed in connection with the above-described matters. If, however, Buyer elects to destroy any of the Records prior to the expiration of the seven (7) year period, Buyer shall give to Sellers written notice of such intent at least thirty (30) days prior to such destruction and Sellers shall have the option, at their expense, of having such Records delivered to it.

3.	Final Settlement Statement
- WEC, for itself and on behalf of the other Sellers and the Participating Third Party Owners, shall issue a final settlement statement covering all adjustments, without duplication, to the Base Purchase Price that were not included in the Closing Settlement Statement (the “Final Settlement Statement”) within one hundred twenty (120) days after Closing. Buyer shall respond to WEC with objections and proposed corrections within thirty (30) days of the issuance of the Final Settlement Statement. If Buyer does not respond with objections and the support therefor to the Final Settlement Statement in writing within thirty (30) days of the issuance of the Final Settlement Statement, said Statement shall be deemed approved by Buyer. In the event that Buyer does respond and objects within this time period, WEC, on behalf of itself, the other Sellers and the Participating Third Party Owners, and Buyer shall meet within fifteen (15) days following Sellers’ receipt of Buyer’s objections and attempt to resolve the disputed items. If WEC and Buyer are unable to resolve the disputed items by the end of such fifteen-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3. After approval by both Parties (or after final resolution of the same under Section 20.3), the net adjustment due pursuant to the Final Settlement Statement for the Sale Interests conveyed shall be summarized and a net check or invoice shall be sent to the Buyer or WEC, on behalf of Sellers and the Participating Third Party Owners, as the case may be. Buyer or Sellers, as the case may be, agrees to promptly pay any such invoice within ten (10) days after their receipt thereof.

4.	Cooperation with Sellers’ Retained Assets
- Buyer agrees to use reasonable efforts to cooperate in connection with Sellers’ removal of all personal property associated with the Retained Assets (to the extent applicable), including, but not limited to, the equipment and personal property identified on Schedule 2.2(g) (if any). Sellers shall remove such retained personal property within one hundred twenty (120) days after Closing.

5.	Suspense Accounts
- As set forth and itemized on Schedule 11.5 attached hereto, WEC currently maintains suspense accounts pertaining to oil and gas heretofore produced comprising monies payable to royalty owners, mineral owners and other persons with an interest in production associated with the Assets that Sellers has been unable to pay (the “Suspense Accounts”). As identified in the Closing Settlement Statement, a downward adjustment to the Base Purchase Price will be made at Closing to reflect the Suspense Accounts as of the Closing Date and the Suspense Accounts shall be further adjusted, if necessary, in the Final Settlement Statement. Subject to the other provisions hereof, Buyer shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts as set forth on the “Final Suspense Account Statement,” which shall be provided by WEC to Buyer with the Final Settlement Statement required in Section 11.3, (including any liability under any unclaimed property law or escheat statute). Buyer agrees to indemnify, defend and hold Sellers, their parent, subsidiary and affiliated entities, together with their respective officers, directors, employees, agents and their respective successors and assigns, harmless from and against any and all liabilities, claims, demands, penalties and expenses (including reasonable attorneys’ fees) arising out of or pertaining to the proper payment and administration of the Suspense Accounts in accordance with the Final Suspense Account Statement, limited, however to the total amount of the Suspense Accounts.

6.	Further Assurances
- Buyer and Sellers further agree that each shall, from time to time and upon reasonable request, use reasonable efforts to execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Sale Interests to Buyer or otherwise to implement the transactions contemplated herein.
ARTICLE 12

.

.	TAXES

1.	Property Taxes
- All ad valorem taxes, property taxes, and similar obligations (“Property Taxes”) applicable to the Sale Interests with respect to the 2016 tax period in which the Effective Time occurs (the “Current Tax Period”) shall be apportioned between Sellers, Participating Third Party Owners, and Buyer as of the Effective Time based on the Current Tax Period’s assessment. The apportionment method shall be an allocation based on the number of days the Sale Interests were owned. The amount apportioned to the Sellers and the Participating Third Party Owners, as the case may be, shall be the number of days the Sale Interests were owned from January 1, 2016, to the day prior to the Effective Time. The amount apportioned to the Buyer shall be the number of days the Sale Interests were owned from the Effective Time to December 31, 2016. Each Seller shall reimburse Buyer for each Seller’s portion of the Current Tax Period at Closing or in connection with any post-closing settlement provided for herein. Each Participating Third Party Owner shall reimburse Buyer for its portion of the Current Tax Period at Closing or in connection with any post-closing settlement provided herein. Buyer shall pay, and defend and hold Sellers and Participating Third Party Owners harmless, with respect to payment of all Property Taxes on the Sale Interests for the Current Tax Period and thereafter, regardless of the taxing agency’s basis for calculating such taxes, together with any interest or penalties assessed thereon. If Sellers or Participating Third Party Owners, as the case may be, pay the Property Taxes assessed for the Current Tax Period, Buyer agrees to reimburse the paying parties for Buyer’s portion of said taxes at Closing or in connection with any post-closing settlement provided for herein.

2.	Production Taxes
- All taxes (other than Property Taxes, income, franchise, or similar taxes) imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals, or the receipt of proceeds therefrom (including, but not limited to, severance, production and excise taxes) shall be apportioned between the selling parties and Buyer based upon the respective shares of production taken by the parties. Payment or withholding of all such taxes that have accrued prior to the Effective Time and filing of all statements, returns and documents pertinent thereto shall be the responsibility of each selling party, to the extent applicable to the interests of each selling party. Payment or withholding of all such taxes that have accrued from and after the Effective Time and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer. In the event any such taxes attributable to the Sale Interests and to periods on or after the Effective Time become due and payable prior to Closing, Sellers and the Participating Third Party Owners, to the extent attributable to their respective interests, shall timely pay and satisfy the same and appropriate adjustments therefor shall be made to the Base Purchase Price under Section 3.3 above.

3.	Other Taxes
- As may be required by relevant taxing agencies, Sellers shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, and other taxes attributable to the consummation of the transactions under this Agreement except taxes imposed by reason of income to (or capital of) Sellers. The tax collected shall be based upon the Allocated Values as provided in Section 3.4 and reflected on Exhibits “C-1 and C-2” and shall be added to the Base Purchase Price at Closing. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Sellers with respect to the transaction covered herein shall be paid by Buyer or, if paid by Sellers and/or the Participating Third Party Owners, Buyer shall promptly reimburse WEC on behalf of the paying parties. Any documentary stamp tax which may be due shall be paid by Buyer.
ARTICLE 13

.

.	OWNERSHIP OF ASSETS

1.	Distribution of Production
- All oil in storage above the pipeline connection or gas beyond the meters at the Effective Time, to the extent attributable to the Sale Interests, shall be credited to Sellers and the Participating Third Party Owners, as the case may be, less applicable royalties and severance taxes to which the interests of such parties are subject. For Seller-operated Assets, Sellers have gauged the oil in storage and read all gas meter charts as of the Effective Time. For Seller non-operated Assets, the quantity of such oil in storage or gas beyond the meters shall be determined on the same basis as that used for Seller-operated Assets based on operator reports or applicable state regulatory agency production reports or records. As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price that Sellers have contracted to sell the oil at the Effective Time. If there is no such price, the price shall be the average of the two highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Sellers in the field or locality where the Assets are located for oil of like grade and gravity. Subject to the occurrence of the Closing, title to the oil in storage for both Seller-operated and Seller non-operated Assets, to the extent attributable to the Sale Interests, shall pass to Buyer as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at Closing, less applicable royalties and severance taxes.

2.	Proration of Income and Expenses
- Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Sale Interests for all periods of time prior to the Effective Time shall belong to Sellers and the Participating Third Party Owners, as the case may be, and all proceeds, receipts, credits, and income attributable to the Sale Interests for all periods of time from and after the Effective Time shall belong to Buyer. Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Sale Interests for periods of time prior to the Effective Time shall be the obligation of Sellers, and Sellers shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Sale Interests for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against same.

3.	Notice to Remitters of Proceeds
- Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time. The remitter shall be informed by Sellers, Participating Third Party Owners, and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.

4.	Notice to Third Party Users of Key Facilities
- Buyer shall be responsible for informing all third-party users of the Key Facilities of the change in ownership of the Key Facilities, and Sellers agree to work in good faith with Buyer in providing information necessary to assist Buyer in its efforts to notify such third parties.

5.	Production Imbalances
- Set forth on Schedule 13.5 is a listing of all gas imbalance volumes derived from the most recent imbalance statement from the Operator of each Well where a known imbalance exists measured in MCFs and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Assets (the “Represented Imbalance”). As part of the Final Settlement Statement, the Base Purchase Price shall be adjusted, upward or downward as appropriate, to reflect the value of the difference between the aggregate net volume of overproduction or underproduction associated with the Sale Interests set forth on Schedule 13.5 and the aggregate net volume of overproduction or underproduction associated with the Sale Interests as of the Effective Time (the “Assumed Imbalances”). The value of said difference between the aggregate net volume (less royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $2.90 by the volume of such difference in MCFs. Buyer shall be solely responsible for any liability and solely entitled to any benefit from such production imbalances relating to the Sale Interests, whether occurring on, before or after the Effective Time.

6.	Pipeline and Other Non-Wellhead Imbalances
- To the extent there exists any imbalances attributable to the Sale Interests’ share of Hydrocarbons produced from the Assets as of the Effective Time with respect to any gas pipeline, storage or processing facility (the “Pipeline Imbalances”), at Closing the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said Pipeline Imbalance. The value of said Pipeline Imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the Pipeline Imbalance was either cashed out, made up or sold, or if otherwise undeterminable then using existing fair market value of, or price for, said Hydrocarbons. Buyer shall be solely responsible for any liability and solely entitled to any benefit from such pipeline imbalances relating to the Sale Interests from and after the Effective Time; provided, that Buyer shall not be liable for any penalties or surcharges payable to the pipeline transport for periods prior to the Effective Time. If the Pipeline Imbalance cannot be determined by Closing or if the pipeline storage or processing facility makes any adjustments attributable to any period prior to the Effective Time after Closing but before the Final Settlement Statement, then the value adjustment associated with any imbalance will be made in connection with the Final Settlement Statement.
ARTICLE 14

.

.	INTERIM OPERATIONS

1.	Standard of Care
- - During the period from the Execution Date to Closing, (i) Sellers shall not, except for emergency action taken in the face of risk to life, property or the environment, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) approve or authorize any AFEs or capital expenditures over Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00) net to the interest of Sellers which is received by Sellers with respect to any Assets, incur costs for discretionary expenditures for operations in excess of Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00) net to the interest of Sellers for which AFEs are not prepared; (ii) Sellers shall not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any interests which they may have in portion of the Assets (other than the replacement or disposition of Equipment or the sale of Hydrocarbons, in each case, in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights); (iii) Sellers shall assist the Buyer (without incurring any third party expenses) in preserving the present relationships related to the Assets with Persons having significant business relations therewith, such as suppliers, customers, brokers, agents or otherwise; and (iv) Sellers shall not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect.

2.	Liability of Operator
- Notwithstanding Section 14.1, Sellers shall not be liable to Buyer for any claims, demands, causes of action, damages, or liabilities arising out of Sellers’ operation of the Assets after the Effective Time, insofar as Sellers continue to operate and maintain the Assets in accordance with the terms of this Agreement (including, without limitation, Section 14.1 above), and insofar as no such Claims, demands, causes of action, damages, or liabilities relating to such interim operation are not attributable to the gross negligence or willful misconduct of Sellers.

3.	Removal of Signs
- Buyer shall promptly, but no later than required by applicable rules and regulations or thirty (30) days thereafter, whichever is earlier, remove any signs and references to Sellers and shall erect or install all signs complying with any applicable governmental rules and regulations, including, but not limited to, those showing the Buyer or its affiliates as operator of the Assets.

4.	Third-Party Notifications
- Buyer shall make all notifications to all Governmental Authorities, “one call services” and similar groups associated with the operation of the Assets within ten (10) days of Closing. A copy of all such notifications shall be provided to Sellers pursuant to the notice provisions contained in Article 17 hereof.

5.	Seller Credit Obligations
- The Parties understand that none of the bonds, letters of credit, guarantees and insurance, if any, posted or owned by Sellers with any Governmental Authority or third party and relating to the Assets (“Seller Credit Obligations”) are to be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or any of its affiliates, replacements for such Seller Credit Obligations. If any such Seller Credit Obligation remains outstanding as of the Closing Date, (i) Buyer shall indemnify each member of the Seller Group and hold them harmless against any Losses that the Seller Group may incur under any such Seller Credit Obligations from and after the Effective Date, and (ii) Buyer shall promptly take all action reasonable and necessary to cause the removal or cancellation of such Seller Credit Obligations which remain outstanding as of the Closing Date.

6.	Notification of Breaches
- If after the Execution Date Buyer or any affiliate of Buyer obtains knowledge of any fact, circumstance or matter which could result in any representation or warranty of Sellers in Article 5 being breached, Buyer will promptly furnish Sellers written notice thereof.
ARTICLE 15

.

.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION

1.
Buyer’s Assumption of Obligations. Subject to the Closing occurring, and further subject to the Sellers’ indemnification provisions of Section 15.4, and unless expressly provided for otherwise hereunder, Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of the Sellers, known or unknown, with respect to the Assets, whether arising before, on or after the Effective Time, REGARDLESS OF WHETHER ANY OF SUCH OBLIGATIONS, LIABILITIES OR CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE (collectively, the “Assumed Obligations”). The Assumed Obligations do not cover or include Sellers’ indemnity obligations as set forth in Section 15.4, prior to the expiration of such Sellers’ indemnity obligations, and any and all duties and obligations or claims which would fall under Sections 15.4(i) through (vi), inclusive. Subject to the Sellers’ indemnification provisions of Section 15.4, the Assumed Obligations include, without limitation, the payment and/or performance of all taxes, leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests, payments for the purchase of third party production from the Key Facilities or fees charged for services provided on the Key Facilities, and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods before, on or after the Effective Time. Subject to the Sellers’ indemnification provisions of Section 15.4:

(a)
THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES (INCLUDING THE KEY FACILITIES) AND PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLERS’ REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLERS.

(b)
SUBJECT TO ARTICLE 8, THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME. BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NORM, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS.

2.	Definitions
- For purposes of this Article 15 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its affiliates, all successors, heirs and assigns of Buyer and its affiliates, and the officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing. For purposes of this Article 15 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Sellers, their direct parent, and all subsidiaries thereof, all successors, heirs and assigns of any of the foregoing, and each of their respective officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

3.	Buyer’s General Indemnity
- Buyer shall, upon Closing, defend, indemnify, release and hold Seller Group harmless from and against any and all Claims in favor of any person arising from or relating to:

(i)	Buyer’s breach of any of its representations and warranties in this Agreement;

(ii)	Buyer’s breach of any of its covenants in and under this Agreement; and

(iii)	the Assumed Obligations.

4.	Sellers’ General Indemnity
- Each Seller shall, upon Closing, defend, indemnify, release and hold Buyer Group harmless from and against any and all Claims in favor of any person arising from or related to:

(i)	Such Seller’s breach of any of its representations and warranties in this Agreement, excluding, any Claims relating to title or environmental matters;

(ii)	Such Seller’s breach of any of their covenants in and under this Agreement;

(iii)
except as otherwise provided in this Agreement, any and all duties and obligations of such Seller, express or implied with respect to the Assets, or the use, ownership, operation or disposition of the Assets arising before (or otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) the Effective Time under any theory of liability, including, without limitation, by virtue of the Leases, Easements, Contracts and/or any permit, applicable statute, rule, regulation or order of any Governmental Authority;

(iv)
subject to the provisions of Article 8, any Claims for damage to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising before the Effective Time;

(v)
except as otherwise provided in this Agreement, any other Claims arising directly or indirectly from, or incident to, the use, occupation, operation (including, but not limited to, royalty and accounting Claims) or maintenance of any of the Assets, and arising or accruing prior to the Effective Time; and

(vi)
the failure of Sellers to properly pay when due all taxes, royalties, overriding royalties, production payments, working interest payments, relating to the Assets and attributable to periods prior to the Effective Time, other than amounts included in Suspense Accounts;

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR negligence of BUYER GROUP, SELLERS or third parties, whether such negligence is active or passive, joint, concurrent or sole; provided, however, that Sellers’ obligation to indemnify buyer pursuant to SECTIONS 15.4(i) THROUGH (vi) above shall apply only for a period of SIX (6) Months following the closing date, AND tHEREAFTER, BUYER SHALL, PURSUANT TO SECTIONs 15.1 and 15.3, ASSUME RESPONSIBILITY FOR, AND SHALL ALSO AGREE TO PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF ANY PERSON FOR PERSONAL INJURY, ILLNESS, BODILY INJURY, DEATH, DAMAGE TO PROPERTY OR FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION OR MAINTENANCE OF ANY OF THE ASSETS OR ANY OTHER CLAIMS WHICH WOULD OTHERWISE BE SUBJECT TO SELLERS’ GENERAL INDEMNITY UNDER SECTIONS 15.4(i) THROUGH (vi).
EACH SELLER’S OBLIGATIONS UNDER SECTIONS 15.4(iv) through (vi) SHALL BE SEVERAL AND NOT JOINT, AND, IN THIS RESPECT, EACH SELLER’S OBLIGATIONS SHALL BE PROPORTIONAL TO ITS OWNERSHIP INTEREST, IN RELATION TO THE OWNERSHIP INTERESTS OF ALL OTHER SELLERS, IN THE INTERESTS RELATING TO THE PARTICULAR INDEMNIFIED OBLIGATION.
NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS AMENDING OR ABRIDGING THE OPERATING AGREEMENTS GOVERNING THE ASSETS. IN THIS RESPECT, IN THE EVENT WEC BECOMES LIABLE TO BUYER UNDER ANY INDEMNITY OBLIGATIONS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, ANY SUCH LIAIBLITY MAY BE

CHARGED BY WEC TO OTHER SELLERS AS A COST AND EXPENSE UNDER THE GOVERNING OPERATING AGREEMENT, IF SUCH LIABILITY, ABSENCE THIS AGREEMENT, WOULD HAVE BEEN A PERMITTED EXPENSE CHARGEABLE TO THE NON-OPERATORS UNDER THE GOVERNING OPERATING AGREEMENT.

5.	Limitation on Indemnification
- Notwithstanding anything to the contrary contained herein, Sellers shall have no obligation to indemnify Buyer unless, and then only to the extent that, (i) any individual claim exceeds Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00) per item and (ii) the aggregate Losses to which Buyer would be entitled to indemnification (but for the provision of this Section 15.5) exceed a deductible (and not a threshold) equal to two percent (2%) of the Base Purchase Price. Notwithstanding anything to the contrary contained herein, Sellers’ aggregate liability for the indemnification under Sections 15.4(i) through (vi) above shall not exceed twenty-five percent (25%) of the Base Purchase Price.

6.	Further Limitation on Indemnification
- Neither Party shall have any obligation under Article 15 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Final Settlement Statement, provided such Party has paid all amounts due pursuant to this Agreement.

7.	Indemnification Procedures

1.
General - All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 15.7. Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

2.
Claim Notice - In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”). To the extent any Losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such claim.

3.
Notice Period - The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to such Losses and/or (ii) with respect to any Losses arising out of, associated with, or relating to third party claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such Losses. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

4.
Cooperation - If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaims against the third party asserting such Losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party). Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the losses at issue.

5.
Settlement - No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. No such claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

8.
Exclusive Remedy. Sellers and Buyer acknowledge and agree that from and after the Closing the indemnification provisions of this Article 15 are the sole and exclusive remedy of Sellers and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Sellers or Buyer under this Agreement or confirmed in any certificate delivered pursuant hereto, and Sellers do hereby release, acquit and forever discharge all Buyer Indemnified Parties and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Parties from any such other remedies; provided, however, that a Party shall be entitled to pursue all remedies available at law or in equity (including specific performance and injunctive relief without the necessity of posting bond) for any breach by another Party of the provisions of Section 4.2.

ARTICLE 16

.

.	CASUALTY LOSS
If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty (“Casualty Defect”), Sellers shall notify Buyer promptly after Sellers learn of such event. Sellers shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Equipment, replacing the damaged Equipment with equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction. Subject to Section 7.6, if any Casualty Defect exists at Closing, at Sellers’ option, Buyer shall proceed to purchase the damaged Assets, and the Base Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect. In the event the Parties cannot agree on the value, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3. Notwithstanding any of the preceding provisions of this Article 16, all adjustments applicable to Casualty Defects shall be made prior to Closing, and Closing shall be extended until resolution of any disputes relating to the Casualty Defects; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur as to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute. Notwithstanding anything to the contrary contained in this Article 16, Sellers shall be entitled to retain all insurance proceeds, if any, and claims against other parties relating to any such Casualty Defect. For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.
ARTICLE 17

.

.	NOTICES
All communications between Buyer and Sellers required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder must be given by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail or by facsimile transmission shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

SELLERS

WALTER EXPLORATION COMPANY
Attn: J. Brian Walter
Suite 313
6116 North Central Expressway
Dallas, Texas 75206
Fax: (214) 369-7679
Email: brian@walterx.com

and to

Kurt M. Daniel
Kurt M. Daniel, P.C.
4849 Greenville Avenue
Suite 1111
Dallas, Texas 75206
Fax: 214-890-7628
Email: kurt@kurtmdanielpc.com

BUYER

MID-CON ENERGY PROPERTIES, LLC
2431 E. 61st Street, Suite 850
Tulsa, Oklahoma 74136
Attention: Charles L. McLawhorn, III
Phone: 918-743-7575
Fax: 918-743-8859
Email: cmclawhorn@midcon-energy.com

ARTICLE 18

.

.	TERMINATION

1.	Termination
- This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)	by the mutual written agreement of Buyer and Sellers;

(b)
by written notice from either Buyer or Sellers if Closing has not occurred on or before 5:00 p.m. CDT on August 12, 2016; provided, however, that no Party may terminate this Agreement pursuant to this Section 18.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the above date; or

(c)
by written notice from either Buyer or Sellers if the aggregate sum of (i) the Title Defect amounts for all Title Defects timely and properly asserted pursuant to Article 7, (ii) the Environmental Defect amounts for all Environmental Defects timely and properly asserted pursuant to Article 8, and (ii) the Casualty Defect amounts pursuant to Article 16, exceed the Termination Threshold.

2.	Liabilities Upon Termination; Deposit Amount
- If this Agreement terminates, as described in Section 18.1 above, then the entire Deposit shall be returned and paid to Buyer and all obligations of the Parties under this Agreement shall thereafter terminate and be of no further force and effect, except that the provisions of Sections 4.2, 20.3, 20.4, 20.5 20.15 shall survive; provided, however, that if this Agreement is terminated because of either:

(a)
a willful or intentional breach of this Agreement by Sellers or because Buyer’s conditions to Closing are not satisfied as a result of Sellers’ willful or intentional failure to comply with its obligations under this Agreement (and, as a result, Buyer elects to terminate this Agreement under Section 18.1(b) above), then Buyer shall be entitled to the immediate return of the Deposit and shall also be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise; or

(b)
a willful or intentional breach of this Agreement by Buyer or because Sellers’ conditions to Closing are not satisfied as a result of Buyer’s willful or intentional failure to comply with its obligations under this Agreement (and, as a result, Sellers elect to terminate this Agreement under Section 18.1(b) above), then Sellers shall be entitled to retain the Deposit as liquidated damages (and the parties hereby acknowledge that the extent of damages to Sellers occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the Deposit is a fair and reasonable estimate of such damage; provided, however, that nothing in this Section 18.2(b) shall be deemed to limit Sellers’ right to seek and obtain specific performance.

ARTICLE 19

.

.	JOINDER OF ZEBRA INVESTMENTS, INC. Zebra Investments, Inc. (herein “Zebra”), a Texas corporation, joins in this Agreement for the following limited purposes:

1.
Pace 1-68 Well. By special warranty of title only, Zebra represents that it holds title to an undivided 96.875% of the Pace 1-68 Well which is used for water disposal for salt water produced from the Pace Heirs Unit No. 1 Well and the Pace No. 303X Well. If Closing shall occur, and the Sale Interests in the Pace Heirs Unit No. 1 Well and the Pace No. 303X Well are conveyed by Sellers to Buyer at Closing, then at Closing Zebra shall assign and convey to Buyer, effective as of the Effective Time, all of Zebra’s right, title and interest in the Pace 1-68 Well, and all Contracts and Equipment relating to such Well.

2.
Sisters Lease. Zebra represents that it holds title to the leasehold interest of the Sisters Lease as nominee for the Sellers and Third Party Owners having an interest in such Lease, as reflected in Exhibit “G”. If Closing shall occur, and the Sale Interests of the Sellers and the Third Party Owners having an interest in the Sisters Lease are to be conveyed to Buyer at Closing, then at Closing Zebra shall assign and convey to Buyer, effective as of the Effective Time, all of the right, title and interest held by Zebra in the Sisters Lease. On the other hand, if at Closing all of the interests of Sellers and the Third Party Owners having an interest in the Sisters Lease are to be conveyed to Buyer, save and except any Excluded Third Party Owner Interest, then, in such event, at Closing Zebra shall assign and convey to the Excluded Third Party Owner its Excluded Third Party Interest in the Sisters Lease, in a form reasonably approved by the Excluded Third Party Owner and Buyer, and then Zebra shall assign and convey to Buyer all of the remaining right, title and interest held by Zebra in the Sisters Lease.

3.
Undeveloped Leases covering Tract 1 through Tract 5. Title to the Undeveloped Leases covering Tract 1 through Tract 5, described in Exhibit “A-2” are held by Zebra as nominee for Sellers. Such leases are subject to a one-half of one percent (0.5%) overriding royalty interest to Kent Fouret. If Closing shall occur, and the Sale Interests of the Sellers in such Leases are to be conveyed to Buyer at Closing, then at Closing Zebra shall assign and convey to Buyer, effective as of the Effective Time, all of the right, title and interest held by Zebra in such Undeveloped Leases, less and except and subject to the overriding royalty interest of Kent Fouret, which overriding royalty interest shall be conveyed to Kent Fouret in a form reasonably approved by the Kent Fouret and Buyer.

4.
Mineral Interest in leased premises of Joe Young Lease. By special warranty of title only, Zebra represents that it holds title to the mineral interest in the leased premises of the Joe Young Lease, identified in item 2 under the Joe Young Lease heading of Exhibit “A-2,” as nominee for Sellers. If Closing shall occur, and the Sale Interests of Sellers in such mineral interest is to be conveyed to Buyer at Closing, then at Closing Zebra shall grant and convey to Buyer, effective as of the Effective Time, all of Zebra’s right, title and interest in such mineral interest, by form of mineral deed reasonably approved by Buyer.

5.
Representations. Zebra makes the same representations to Buyer as made by Sellers under Article 5 above, provided, however, such representations by Zebra are limited to the Assets described in this Article 19 in which title is owned or held by Zebra.

6.	Form of Conveyance. Subject to this Article 19, and as otherwise set forth in this Article 19, the conveyances to be made by Zebra at Closing shall be in the form of Exhibit D.

7.
Breach of Covenant. In the event of a breach by Zebra of any of its covenants herein, Zebra shall be subject to the same remedies set forth herein for Buyer in the event of a breach by Seller of a covenant herein of such Seller.

ARTICLE 20

.

.	MISCELLANEOUS

1.	Entire Agreement
- This Agreement and all Exhibits and Schedules attached hereto and incorporated herein constitute the entire agreement between the Parties. Any previous negotiations or communications between the Parties are merged herein.

2.	Survival
- This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties. The representations made by Sellers and Buyer under Article 5 and Article 6 shall continue in full force and effect for a period of six (6) months from and after the Closing Date.

3.	Arbitration

•
- All disputes arising out of, or in connection with, this Agreement or any determination required to be made by Buyer and Sellers as to which the parties cannot reach an agreement shall be settled by arbitration in Dallas, Texas. Any matter to be submitted to arbitration shall be determined by a panel of three (3) arbitrators, unless otherwise agreed by the Parties. Each arbitrator shall be a person experienced in both the oil and gas industry and the subject matter of the dispute and shall be appointed:

(a)	by mutual agreement of Buyer and Sellers; or

(b)
failing such agreement, within sixty (60) days of the request for arbitration, each Party shall appoint one arbitrator, and the third arbitrator shall be appointed by the other two arbitrators, or, if they cannot agree, by a Judge of the United States District Court, Northern District of Texas.

In the event of the failure or refusal of the Parties to appoint the arbitrator(s) within one hundred twenty (120) days of the request for arbitration, the arbitrator remaining to be named shall be selected in accordance with the Rules of the American Arbitration Association. The arbitration shall be conducted in accordance with reasonable rules established by the arbitrators. Any award by the arbitrator shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction. The fees charged by the arbitrators for the arbitration shall be paid one-half by Buyer and one-half by Sellers.

4.	Memorandum of Understanding
- The Parties understand and agree that the terms and provisions of that certain Memorandum shall remain in full force and effect until the Closing of this transaction and shall expire and be of no further force or effect thereafter, subject to the remaining provisions of this Section 20.4. In the event of termination of this Agreement pursuant to Article 18, the Buyer agrees to keep all of the terms of this transaction confidential for a period equal to the later of the date of termination of the Memorandum or one (1) year following termination of this Agreement. Furthermore, any additional information obtained as a result of Buyer’s access to the Assets which does not specifically relate to the Assets shall continue to be treated as confidential for a period of one (1) year following the Execution Date and shall not be disclosed by the Buyer without the prior written consent of the Sellers. The above restrictions on disclosure and use of information obtained pursuant to this Agreement shall not apply to information to the extent it:

(a)	is or becomes publicly available through no act or omission of the Buyer or any of its consultants or advisors;

(b)
is subsequently obtained lawfully from a third party, where the Buyer has made reasonable efforts to insure that such third party is not a party to or bound by any confidentiality agreement with the Sellers; or

(c)	is already in the Buyer’s possession at the time of disclosure, without restriction on disclosure.
If the Buyer employs consultants, advisors or agents to assist in its review of the Assets, Buyer shall be responsible to Sellers for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in this Section 20.4.

5.	Choice of Law

- THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.

6.	Assignment
- The rights and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Party; provided however, that Buyer may substitute one of its affiliates as the purchaser of the Assets.

7.	No Admissions
- Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Sellers or Buyer or by their respective officers, directors, employees, or agents.

8.	Waivers and Amendments
- Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver.

9.	Counterparts
- This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by facsimile or email transmission of signature pages with original signature pages to promptly follow in due course.

10.	Third-Party Beneficiaries

•	- Neither this Agreement nor any performances hereunder by Sellers or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto.

11.	Specific Performance
- Buyer and Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Sellers could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance. Furthermore, the Parties acknowledge and agree that Sellers would be irreparably damaged if Buyer breaches any of the provisions of this Agreement and that any such breach of this Agreement by Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly Sellers shall be entitled to enforce any provision of this Agreement by a decree of specific performance. In either case, Buyer or Sellers, as the case may be, shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement.

12.	Public Communications
- After the Execution Date, either Party may make a press release or public communication concerning this transaction with the exception that any such communication shall not include the name of the non-disclosing Party without their prior written consent; provided, however, any such press release or public communication is subject to the other Party’s prior review and approval (which shall not be unreasonably withheld, conditioned or delayed); provided, further, however, that, notwithstanding the foregoing, prior to or after Closing, if Buyer (including any of its parent entities), on the one hand, or Sellers (including any of its parent entities), on the other is required to make any statement, declaration, or public announcement regarding this Agreement or the transactions contemplated hereunder pursuant to (i) law, (ii) applicable rules or regulations of any national securities exchange, or (iii) the terms of such Party’s (including such Party’s respective parent entities) indentures, loan agreements, credit agreements or other similar debt agreements or financial instruments, then the same may be made without the approval of the other Party, but only to the extent the name of Sellers are omitted from such statement, declaration, or announcement if permitted by such law, rules, regulations or terms.

13.	Headings
- The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

14.	Expenses

- Except as otherwise provided in this Agreement, each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transaction contemplated hereby, including brokers’ fees. Buyer shall be responsible for the cost of all fees for the recording of the Conveyances relating to the Assets. All other costs shall be borne by the Party incurring them.

15.	No Recourse
- Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
[Signature page follows]